UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the Appropriate Box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

U.S. Xpress Enterprises, Inc.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:	N/A
(2)	Aggregate number of securities to which transaction applies:	N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):	N/A
(4)	Proposed maximum aggregate value of transaction:	N/A
(5)	Total fee paid:	N/A

[ ]	Fee paid previously with preliminary materials.	N/A

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:	N/A
(2)	Form, Schedule or Registration Statement No.:	N/A
(3)	Filing Party:	N/A
(4)	Date Filed:	N/A

___________________________________________

NOTICE OF MEETING
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 26, 2021
___________________________________________

To Our Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the "Annual Meeting") of U.S. Xpress Enterprises, Inc., a Nevada corporation (the "Company").  In light of the ongoing COVID-19 pandemic, to protect our stockholders and employees, the Annual Meeting will be held as an audio conference call accessible via telephone, instead of an in-person meeting, at 11:30 a.m. Eastern Daylight Time, on Wednesday, May 26, 2021, and any adjournment thereof.  The instructions for stockholders of record as of March 30, 2021, to call into the meeting are below:

•	Beginning at 11:15 a.m., up until the start time 11:30 a.m. Eastern Daylight Time, dial 1-877-423-9813 and request to join the U.S. Xpress Annual Meeting of Stockholders.
•	Stockholders should be prepared to provide their name and personal identification number (personal identification number is the Control Number as provided in the voting materials).

The Annual Meeting will be held for the following purposes:

1.	To consider and act upon a proposal to elect eight (8) directors;

2.	To consider and act upon an advisory and non-binding vote to approve executive compensation;

3.	To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for 2021; and

4.	To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

The foregoing matters are more fully described in the accompanying Proxy Statement.

The Board has fixed the close of business on Tuesday, March 30, 2021, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,
/s/ Max Fuller
Max Fuller
Executive Chairman of the Board

Chattanooga, Tennessee
April 16, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2021

The Company’s Proxy Statement for the Annual Meeting and its Annual Report to
stockholders for the fiscal year ended December 31, 2020 are available at http://www.astproxyportal.com/ast/22219/.

CORPORATE RESPONSIBILITY HIGHLIGHTS
As an industry leader and one of the largest asset-based truckload carriers in the United States by revenue, we have a responsibility to more than just our customers. We also have a responsibility to our environment, communities, and team members. In order to most responsibly and constructively serve the environment and those around us, U.S. Xpress continues to thoughtfully examine these areas and focus on the issues of environmental stewardship, community engagement, and strong leadership.

ENVIRONMENTAL STEWARDSHIP
Carbon Footprint
We have a long-standing commitment to environmental responsibility, as evidenced by our enduring 15-year partnership with the U.S. Environmental Protection Agency’s SmartWay program. We consistently rank in the top 20% of SmartWay carriers, recorded a 16% reduction in smog production from 2017 to 2018, and cut our Carbon Dioxide Grams Per Mile footprint by 11% from 2010 to 2018. Environmental responsibility remains a top priority for us moving forward, therefore, we’ve set an aggressive goal to reduce our carbon footprint 60% by 2035.

Our Fleet
As part of our fight to preserve the environment and maximize efficiency, we’re testing and implementing a wide range of innovative solutions across our fleet. These solutions include: reducing maximum tractor speeds by two miles per hour, which lowers wind resistance and emissions output; increasing oil change intervals by 25%; changing transmission and drive axle ratios, allowing the engines to burn less fuel; refining parking locators, telematics, geo-fencing, and global position tracking; and implementing adaptive cruise control and coasting functions. As a result of our ongoing efforts, we currently rank in the top quintile of the industry in Carbon Dioxide Grams Per-Ton Mile, Nitrous Gas emissions, and 10 Micron Particulate Matter Grams Per Mile, according to the 2019 SmartWay Year-Over-Year Report. We have also invested in TuSimple, a self-driving technology company bringing to market an autonomous solution for long-haul freight transportation.
Our Shops
We have implemented a range of environmental initiatives at our terminals across the country, including: certified waste coolant and oil pickups, in which the oil is refined and reused in other solutions; certified refrigerant machines to properly capture, clean, and store refrigerant for reuse; certified oil/water separator service and disposal; scrap metal sales to local companies for repurposing; and extensive, efficient lighting upgrades.
Our Offices
In order to further expand our environmental efforts, we partnered with Iron Mountain to implement a complete paper recycling program and Evergreen Toner Cartridges to reduce the harmful effects of our printing activities. In 2019, we recycled approximately 74 tons of paper, thereby lowering CO2 emissions by 108,000 pounds, reducing landfill space by 372 cubic yards, and saving over 2 million gallons of water. We also installed numerous energy-efficient upgrades such as Evaporcool systems, LED lighting, motion sensors, hand dryers, and hands-free faucets.

COMMUNITY ENGAGEMENT
Outreach Programs
As both an industry and community leader, we have a commitment to everyone in our communities. In support of this commitment, we have set a goal to double our community engagement by 2025 by identifying more organizations to support and increasing funding, in-kind work, and volunteer hours.

Supporting Veterans
We have established ourselves as a Military Friendly employer by Viqtory for five consecutive years and were named a Best for Vets Employer by the Military Times in 2020, with approximately 11% of our drivers and 5% of our office team having served in the military. Some of the military/veterans organizations that we continue to support are: Hiring our Heroes, Warrior Freedom Service Dogs, The National Medal of Honor Heritage Center, and Wreaths Across America. In addition, we are one of a few select companies in the industry offering a Post-9/11 GI Bill apprenticeship program for drivers, driver managers, and diesel mechanics.
Families and Health
Although we are one of the nation’s largest trucking companies, we know our most important asset isn’t our tractors and trailers, it’s our people. As part of our focus on the wellbeing of our employees and communities, we actively support organizations such as the Austin Hatcher Foundation for Pediatric Cancer, Truckers Against Trafficking, the Salvation Army’s Angel Tree, and the Chattanooga Area Chamber of Commerce.
Education and Innovation
To improve our business through innovation and support organizations that are developing tomorrow’s industry leaders, we also support numerous educational initiatives. Through our Full Ride Tuition Assistance Program, all drivers, shop employees, and two dependents have the opportunity to earn a four-year online college degree at Ashford University, free of charge. Our Leadership Excellence Training Program and employee access to the Cornerstone online learning management system offer opportunities to those within the organization and streamline content and educational goals. And finally, our partnership with the Massachusetts Institute of Technology to study our data puts a focus on the future and aims to develop a roadmap to improve driver efficiency.

STRONG LEADERSHIP
Board and Management
We are overseen by an eight-person Board, whose mission is to maximize long-term stockholder value. The Board establishes overall corporate policies, selects and evaluates our senior management team, which is charged with the conduct of our business, and acts as an advisor and counselor to senior management. The Board also reviews our business strategy, the performance of management in executing this strategy and managing our day-to-day operations, and the major risks facing us and strategies to address these risks, which include a resolute focus on Environmental, Social, and Governance concerns.

Diversity and Inclusion
We are made up of a diverse population of employees from different cultures, backgrounds, and experiences. We value this diversity and place an emphasis on developing a culture of inclusiveness throughout the organization. By year end 2021, we’re committed to establishing at least three employee resource groups to better support often-marginalized segments of our workforce. We recently established a Diversity & Inclusion (D&I) Council, made up of 15 individuals from across various roles and levels of the organization, to serve as a critical driver in fostering real change in the company and establish a dedicated focus on D&I priorities.
Employee Benefits
In order to maintain the highest levels of leadership and quality employees throughout the organization, we also provide health benefits, paid parental leave, an Employee Assistance Program, an Employee Stock Purchase Program, Xpress Savings (a diversified retirement savings plan), Xpress Cares (a hardship assistance program), our Community Xpress volunteer program, and a smoking cessation program for our employees.

The terms "Company," "we," "us," and "our" refer to U.S. Xpress Enterprises, Inc. and its consolidated subsidiaries.  The term "Board" refers to our Board of Directors. The information included in this Proxy Statement should be reviewed in conjunction with the consolidated financial statements, notes to consolidated financial statements, reports of our independent registered accounting firm, and other information included in our 2020 Annual Report. A copy of our 2020 Annual Report is available free of charge at http://www.astproxyportal.com/ast/22219/. Except to the extent it is incorporated by specific reference, our 2020 Annual Report is not incorporated into this Proxy Statement and is not considered to be a part of the proxy-soliciting material.

Set forth below are the proposals to be considered by stockholders at the Annual Meeting, as well as important information concerning, among other things, our management and our Board; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of certain beneficial owners and management; the services provided to us by and fees of our former independent registered public accounting firm; and instructions for stockholders who want to make proposals at our 2022 Annual Meeting of Stockholders.  EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE VOTING.

PROPOSAL SUMMARY

Proposal Number	Description	Board Recommendation
1	Election of directors	FOR
2	Advisory and non-binding vote to approve Named Executive Officer compensation	FOR
3	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2021	FOR

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect eight directors to serve as the Board until our next Annual Meeting of Stockholders or until their successors are duly elected and qualified.  Upon the recommendation of the Governance Committee of the Board (the "Governance Committee"), our Board has nominated for election as directors the following eight individuals:  Eric Fuller, Max Fuller, Jon Beizer, Edward “Ned” Braman, Jennifer Buckner, Michael Ducker, Dennis Nash, and John Rickel. Each nominee is presently serving as a director.  The individual qualifications, skills, and experience of the director nominees are discussed in their respective biographies below.

Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the election of all director nominees.  In the event any director nominee becomes unwilling or unable to serve as a director prior to the vote on Proposal 1 at the Annual Meeting, the shares represented by your proxy will be voted for any substitute nominee designated by the Board, unless you expressly withhold authority to vote your shares for the unavailable nominee or substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

Nominees for Directorships

Information concerning the names, ages, positions with us, tenure as a Company director, and business experience of the nominees standing for election as directors at the Annual Meeting, as well as the specific attributes qualifying each nominee for a directorship, is set forth below.  There are no family relationships between any directors and executive officers, other than Eric Fuller is the son of Max Fuller. None of the corporations or organizations referenced in the biographies is our subsidiary or affiliate unless otherwise noted.  There are no arrangements or understandings between any of the director nominees and any other person pursuant to which any of the director nominees was selected as a nominee.  Each of the director nominees has also consented to being named as such in this Proxy Statement and has indicated his intention to serve as a director, if elected.

Eric Fuller
Age: 44 Director since: 2014 Committees: None
Experience

Mr. Eric Fuller has served as our Chief Executive Officer (“CEO”) since March 2017 and as our President since March 2018.  Mr. Fuller also previously served as our President from December 2015 to March 2017 and as Chief Operating Officer from 2012 to March 2017.  Prior to accepting his current role, Mr. Fuller served in various operational and leadership roles since 2000, including as our Executive Vice President of Operations and interim President of Arnold, our former subsidiary.  Mr. Fuller serves as an executive director of the board of the American Trucking Associations (“ATA”) and as a member of the ATA’s Infrastructure Funding Task Force, an organization created to address the country’s critical need for highway and bridge improvements.  Mr. Fuller also serves as a director of the Trucking Alliance, a coalition of freight and logistics companies that support safety and security reforms.

Qualifications We believe Mr. Fuller’s extensive transportation and leadership experience, as well as his deep understanding of the Company’s culture, qualify him to serve as a director.

Max Fuller
Age: 68 Director since: 1989 Committees: None
Experience

Mr. Max Fuller co-founded our company and has served as our Executive Chairman since March 2017.  Mr. Fuller served as our CEO from 2004 until March 2017, our Chairman from 2011 until March 2017 and our Co-Chairman from 1994 until 2011.  Mr. Fuller currently serves on the board of directors of SunTrust Bank, Chattanooga, N.A.  In 2004, Mr. Fuller received a Congressional appointment to serve on the board of directors for the Enterprise Center of Chattanooga.  He is a past member of the Chancellor’s Roundtable at the University of Tennessee at Chattanooga.  Mr. Fuller has been a frequent presenter on safety innovations and the effective deployment of technology in the industry.  He frequently addresses transportation related groups, including the National Transportation Safety Board and the Department of Transportation (“DOT”).

Qualifications We believe Mr. Fuller’s extensive experience in the industry and business operations and his exemplary executive leadership qualify him to be a director.

Jon Beizer
Age: 56 Director since: 2018 Committees: Audit Committee, Compensation Committee
Experience

Mr. Beizer is currently an investment partner at the venture debt firm Western Technology Investment ("WTI").  At WTI, Mr. Beizer has led investments in several high profile companies in the software, mapping, artificial intelligence, and automated driving spaces.  Mr. Beizer also was a managing director of Foghorn Capital, LLC, an advisory firm focused on mergers and acquisitions, consulting, board roles and investing, between 2007 and 2020.  Mr. Beizer has held senior  positions at various companies including Chief Financial Officer and President of IPWireless, Inc. (2002-2007), a wireless broadband company that was sold to Nextwave Telecom, Inc., Chief Financial Officer, President and CEO of iAsiaWorks, Inc. (1997-2001), an international hosting and data center company that Mr. Beizer helped take public, and Chief Financial Officer of Phoenix Network, Inc., (1992-1997), a publicly traded telecommunications firm that was sold to Qwest Communications International, Inc.  Mr. Beizer earned a Bachelor of Arts degree from Harvard College and received a Master of Business Administration from Stanford University.

Qualifications

We believe that Mr. Beizer's extensive leadership experience, as well as his experience as a chief financial officer of various companies and his expertise in emerging technologies qualify him to be a director and qualify him to be a director and an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.

Edward “Ned” Braman
Age: 64 Director since: 2018 Committees: Audit Committee Governance Committee
Experience

Mr. Braman served as a consultant for Silicon Ranch Corporation, a privately owned renewable energy company, consulting on their internal and external financial reporting and related staffing from July 2015 to June 2018.  Prior to his consulting work, Mr. Braman was an Audit Partner at Ernst & Young LLP from 1997 to June 2015.  During his nearly 30 year tenure at Ernst & Young LLP, Mr. Braman developed expertise in the automotive, transportation and retail industries working with various clients in those spaces. Mr. Braman has served on the board of directors of Healthcare Realty Trust Incorporated (NYSE: HR), a self-managed and self-administered real estate investment trust, since May 2018 and currently serves as the audit committee chair and as a member of the governance committee.  Mr. Braman has been a Certified Public Accountant since 1985.  Mr. Braman holds a Bachelor of Arts degree in economics from Tulane University and a Master of Business Administration from the University of North Carolina at Chapel Hill.

Qualifications

We believe Mr. Braman's acumen and knowledge in the areas of public company accounting, financial statement and audit activities and experience as an Audit Partner at Ernst & Young LLP qualify him to be a director and an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.

Jennifer Buckner
Age: 52 Director since: 2020 Committees: Compensation Committee Governance Committee
Experience

Ms. Buckner, Brigadier General, U.S. Army (Retired), currently serves as Deputy Chief Information Security Officer and Senior Vice President, Corporate Security Governance, Risk, and Compliance for Mastercard Incorporated (NYSE: MA). In 2019, Ms. Buckner completed over 30 years of military service, retiring as a Brigadier General and Director of Cyber, Electronic Warfare, and Information Operations for the U.S. Army after beginning her military service in the U.S. Military Academy at West Point. Her last position with the U.S. Army was the culmination of decades of training, leadership, and focus on cyber and technology, including serving as the Deputy Commanding General at the U.S. Army Cyber Command, leading the Joint Cyber Task Force, and collaborating with the U.S. State, Justice, and Defense Departments, as well as the intelligence community.  Ms. Buckner received a BS in mechanical engineering management form the U.S. Military Academy, MBA in human resources management from Central Michigan University, and MA in management from Touro University International, as well as an executive certificate in cybersecurity from the Harvard Kennedy School of Government and training and certificates from the National Association of Corporate Directors. Ms. Buckner also served as a Cyber Fellow at the National Security Agency.

Qualifications

The Board values Ms. Buckner’s extensive leadership experience, as well as her deep knowledge of cybersecurity and information technology. Her years of experience leading cyber and information technology initiatives at the U.S. Army and Mastercard provide the Board with additional skills to facilitate oversight of the cybersecurity and technology issues facing the Company.

Michael Ducker
Age: 67 Director since: 2020 Committees: Audit Committee Compensation Committee
Experience

Mr. Ducker served as President & CEO of FedEx Freight, a segment of FedEx Corporation (NYSE: FDX), from January 2015 to August 2018, providing strategic direction for the corporation’s less-than-truckload (LTL) companies throughout North America. During his 43-year career with FedEx, he also served as President of International Business, COO of FedEx Express and President of FedEx Express Asia Pacific. During his tenure with FedEx, Mr. Ducker also led the Southeast Asia, Middle East, and Southern Europe regions for FedEx. Actively involved in the trucking and logistics industry, Mr. Ducker previously served on the executive committee as treasurer for the ATA and as a member of the American Transportation Research Institute Board of Directors. He previously served as Chairman of the U.S. Chamber of Commerce and is and a member of its Executive Committee. Mr. Ducker also served as U.S. Co-Chair of the U.S.-Mexico CEO Dialogue and is a member of the Salvation Army National Advisory Board and Executive Committee. He serves on the board of privately held Amway Corporation and publicly traded nVent Electric Plc. (NYSE: NVT) and International Flavors and Fragrances (NYSE: IFF).

Qualifications

The Board values Mr. Ducker’s immense leadership experience, as well as his extensive knowledge of the trucking and logistics industries. We believe that Mr. Ducker’s widespread experience and leadership roles qualify him to be a director and an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.

Dennis Nash
Age: 66 Director since: 2018 Committees: Compensation Committee Governance Committee
Experience

Mr. Nash is the founder of the Kenan Advantage Group, Inc., North America's largest tank truck transporter and logistics provider, which specializes in delivering fuel, chemicals, industrial gases and food-grade products through a nationwide network.  Since founding the Kenan Advantage Group, Inc. in 1991, he has served as its Chief Executive Officer and Chairman and as a director on its board.  Prior to founding the Kenan Advantage Group, Inc., Mr. Nash held various executive operational positions and served as the Executive Vice President of Sales and Marketing at Leaseway Transportation, a company dedicated to providing highway transportation, dedicated contract carriage and other distribution services for various industries, from 1976 to 1991.  Mr. Nash has also served on various labor and advisory councils, as well as on the board of directors for the National Tank Truck Carriers and the ATA. Mr. Nash currently serves on the boards of directors of Transplace Inc., a private company dedicated to providing transportation management services and logistics technology, HydroChemPSC, a private industrial cleaning and environmental services company, and Cardinal Logistics Management Corporation, a private company dedicated to providing dedicated contract carriage and freight brokerage services in North America.  Additionally, Mr. Nash currently serves as the Chairman of the Pro Football Hall of Fame and as a member of the Northwestern University Transportation Center Business Advisory Council.

Qualifications We believe Mr. Nash's extensive transportation and leadership experience amassed during his 40 years in the industry qualify him to serve as a director.

John C. Rickel
Age: 59 Director since: 2018 Committees: Audit Committee Governance Committee
Experience

Mr. Rickel served as the Senior Vice President and Chief Financial Officer of Group 1 Automotive, Inc. (NYSE:GPI), a large automotive retailer, from 2005 up to his retirement in August 2020.  From 1984 until joining Group 1, Mr. Rickel held a number of executive and managerial positions of increasing responsibility with Ford Motor Company, a global manufacturer and distributor of cars, trucks and automotive parts.  From 2002 to 2004, Mr. Rickel was a member of the board of directors and head of the audit committee of Ford Otosan, a publicly traded automotive company located in Turkey and owned approximately 41% by Ford.

Qualifications

We believe that Mr. Rickel's extensive experience as a chief financial officer, a member of the audit committee of a publicly traded company and his background in the transportation sector qualify him to be a director and an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.

CORPORATE GOVERNANCE

The Board of Directors and Its Committees

The following summarizes our key governance features:

What We Do

✔	Lead Independent Director appointed
✔	All committees comprised solely of independent directors
✔	Substantial majority of the Board comprised of independent directors
✔	All four members of our Audit Committee qualify as audit committee financial experts
✔	Regular sessions of independent directors
✔	Stock ownership guidelines for senior executive officers and directors
✔	Anti-hedging and anti-pledging guidelines for senior executive officers and directors
✔	Majority vote policy for uncontested elections
✔	Proxy access
✔	Annual Board self-assessment
✔	Annual CEO evaluation

Board of Directors

Meetings.  Our Board held 4 meetings during the year ended December 31, 2020.  During 2020, each member of the Board attended at least 75% of the aggregate of (i) all meetings of the Board held during the time he or she was a director and (ii) all meetings of the committees on which he or she served held during the time he or she was a director. We encourage the members of our Board to attend our Annual Meeting of Stockholders, although we do not have a formal policy regarding director attendance at such meetings.

Director Independence.  Our Class A common stock is listed on The New York Stock Exchange ("NYSE").  Therefore, we are subject to the listing standards embodied in applicable NYSE listing standards and the rules and regulations of the SEC, including those relating to corporate governance.  The Board has determined that the following directors and director nominees are "independent" under NYSE Rule 303A.02:  Messrs. Beizer, Braman, Ducker, Nash, and Rickel and Ms. Buckner.  The Board has also determined that with respect to each of our three Board committees, each member and committee composition satisfies the applicable committee independence and membership requirements of NYSE and the SEC.  In accordance with NYSE Rule 303A.03, in 2020, our independent directors held 4 meetings of independent directors, without the presence of management.

Our Governance Committee reviewed:

•	the SEC regulatory and NYSE listing standards for assessing the independence of our directors and director nominees;
•
the criteria for determining each such individual's independence specifically for purposes of serving on the Audit Committee, Compensation Committee, and Governance Committee, and as an "audit committee financial expert;" and

•	each such individual's professional experience, education, skills, ability to enhance differences of viewpoint and other qualities among our Board membership.

After concluding its review, the Governance Committee submitted its independence recommendations to our Board.  Our Board then made its independence determinations based on the committee's recommendations.

Board Oversight of Risk Management.  The Board believes that strong and effective internal controls and risk management processes are essential for achieving long-term stockholder value.  The Board, directly and through its committees, is responsible for monitoring risks that may affect the Company.

Board and Committee Risk Oversight Responsibilities

Each Board committee is responsible for oversight of risk categories related to the committee’s specific area of focus, while the full Board exercises ultimate responsibility for overseeing the risk management function as a whole. The areas of risk oversight exercised by the Board and its committees are:

Who is responsible?	Primary areas of risk oversight
Full Board
The Board seeks to understand the principal risks associated with the Company’s business on an ongoing basis.  It is the responsibility of management to ensure that the Board and its committees are kept well informed of these changing risks on a timely basis.

Audit Committee
The Audit Committee has the responsibility of meeting with the Company’s outside auditor and with management to review and assess any material financial risk exposure to the Company and the steps management has or plans to take to monitor and control financial risk.

Compensation Committee
The Compensation Committee has the responsibility, on at least an annual basis, of reviewing risks arising from the Company’s compensation policies and overall actual compensation practices for employees, including non-executive officers, to assess whether such risks are reasonably likely to have a material adverse effect on the Company.

Governance Committee
The Governance Committee oversees enterprise-wide risk management. Additionally, its members are charged with periodically evaluating the design and effectiveness of the processes in place to perform and review the Company’s enterprise-wide risk assessments.

Board Leadership Structure; Lead Independent Director.  The Board is responsible for overseeing our overall corporate governance and the competent and ethical management and operation of our business.  We separate the roles of Executive Chairman and CEO. We believe this structure allows the CEO to dedicate his full efforts to the demands and responsibilities of his position, while also allowing the Company to benefit from the Executive Chairman's strategic oversight and considerable experience. Mr. Max Fuller serves as the Executive Chairman. In addition to performing all duties incident to the office of the Executive Chairman and such other duties as from time to time may be assigned to him by the Board, the Executive Chairman:

•	presides at all meetings of the stockholders and at all meetings of the Board;
•	makes, or causes to be made, a report of the state of the business of the Company at each annual meeting of stockholders;
•	sees that all orders and resolutions of the Board are carried into effect;
•
has the right to sign, execute, and deliver in the name of the Company all deeds, mortgages, bonds, contracts, or other instruments authorized by the Board, except in cases where the signing, execution or delivery thereof is expressly delegated by the Board or by our Third Amended and Restated Bylaw (the “Bylaws”) to some other officer or agent of the Company or where any of them are required by law otherwise to be signed, executed or delivered; and

•	has the right to cause the corporate seal, if any, to be affixed to any instrument which requires it.

Mr. Rickel serves as our Lead Independent Director.  We believe the Lead Independent Director promotes independent, objective oversight and contributes to the efficiency and functionality of the full Board.  The Lead Independent Director's responsibilities include:

•	consulting with the Executive Chairman regarding the agenda for meetings of the Board;
•	scheduling and preparing agendas for meetings of independent directors;
•	presiding over meetings of independent directors and executive sessions and at meetings of the Board and the stockholders where the Executive Chairman is not present;
•	briefing the Executive Chairman on issues discussed in executive sessions;
•	acting as principal liaison between our independent directors and the Executive Chairman (with the understanding that all directors may engage directly with the Executive Chairman);
•	coordinating with the Executive Chairman as to appropriate Board meeting schedules to enable sufficient time for discussion of all agenda items;
•	coordinating with the Executive Chairman on the materials sent to the Board, and approving final meeting materials;
•	coordinating the activities of the independent directors;
•	participating in the retention of independent advisors and consultants who report directly to the Board;
•	consulting with the Executive Chairman and CEO in determining the need for special meetings;
•	calling special meetings of the independent directors;
•	communicating to the CEO the results of the Board’s evaluation of the CEO’s performance;
•	if requested by major stockholders, ensuring availability for consultation and direct communication as appropriate;
•	performing all duties of the Executive Chairman in the absence or disability of the Executive Chairman; and
•	such other duties as the Board may delegate from time to time.

Additionally, our independent directors regularly meet without the presence of management. These executive sessions are typically conducted before or after any Board or Board committee meeting at which a majority of the independent directors are present or by holding special meetings of the independent directors.

Proxy Access. Eligible stockholders who have continuously owned at least 3% of the issued and outstanding Class A common stock for at least three years and who otherwise meet the requirements set forth in our Bylaws may have their director nominees included in our proxy materials. Eligible stockholders may aggregate up to 20 stockholders to reach the 3% ownership threshold. The number of director nominees nominated by an eligible stockholder or a group of eligible stockholders may not be more than 20% of the total number of directors of the Company, but not less than two. Notice of nominations must be received no earlier than 150 days and no later than 120 days prior to the anniversary of the date the Company mailed its proxy for the immediately preceding annual meeting of stockholders.

Majority Vote Policy. Our Board’s majority vote standard requires that, for incumbent directors to be elected (or reelected) to serve on the Company’s Board, they must receive support from holders of a majority of shares voted. An incumbent director who is subject to an uncontested election at any stockholder meeting shall promptly tender his or her resignation for consideration by the Governance Committee, if such director receives a greater number of votes “withheld” from or voted “against” his or her election than are voted “for” such election, excluding abstentions and broker non-votes. The Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept or reject the tendered resignation. In making this recommendation, the Governance Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons why stockholders voted for or against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable laws, rules, regulations, or governing documents, and whether or not accepting the resignation is in the best interests of the Company and its stockholders. The Board will act on the Governance Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any case, no later than 120 days following the certification of the stockholder vote. In considering the Governance Committee’s recommendation, the Board will consider the factors considered by the Governance Committee and such additional information and factors the Board believes to be relevant. The Company will promptly publicly disclose the Board’s decision and process in a press release or periodic or current report filed with or furnished to the Securities and Exchange Commission, or other broadly disseminated means of communication. Any director who tenders his or her resignation pursuant to the majority vote policy will not participate in the Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such director shall remain active and engaged in all other committee and Board activities, deliberations, and decisions during the Governance Committee and Board process. If a director’s contingent resignation is rejected by the Board, the director will continue to serve for the remainder of his or her term and until his or her successor is duly elected, or his or her earlier death, resignation or removal. If a director’s contingent resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the number of directors comprising the Board, in each case pursuant to the provisions of and to the extent permitted by our Bylaws.

Communications with Directors by Stockholders and Other Interested Parties. Stockholders and other interested parties may communicate directly with any member, group or committee of the Board (including our Lead Independent Director who presides over meetings of the independent directors and executive sessions) by writing to: U.S. Xpress Enterprises, Inc., c/o Chief Legal Officer, 4080 Jenkins Road, Chattanooga, Tennessee 37421. Please specify to whom your letter should be directed. Our Chief Legal Officer will review all such correspondence and regularly forward to the Board a summary and copies of all such correspondence that, in his or her opinion, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board. Board members may at any time review a log of all correspondence received by us that is addressed to Board members and request copies of any such correspondence.

“Controlled Company” Status.  Messrs. Eric Fuller and Max Fuller and Lisa Pate and Janice Fuller, the wife of Mr. Max Fuller, are party to a voting agreement under which each has granted a voting proxy with respect to the shares of Class B common stock subject to the voting agreement. Due to the voting agreement, Messrs. Eric Fuller and Max Fuller and Mses. Pate and Janice Fuller may be deemed to collectively control a majority of the voting power of our outstanding common stock. As a result, we may qualify as a “controlled company” under the NYSE corporate governance standards.  Controlled companies are eligible for exemptions from certain NYSE corporate governance requirements. Despite the availability of such exemptions, we have elected to comply with requirements applicable to non-controlled companies.

Committees of the Board of Directors

The Audit Committee

Functions, Composition, and Meetings of the Audit Committee. The Board established the separately designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") to oversee our accounting and financial reporting policies and processes in accordance with applicable SEC rules and NYSE listing standards. The primary responsibilities of the Audit Committee are set forth in the Audit Committee Report, which appears below, and are further described in the Audit Committee charter. Our Audit Committee is comprised of Messrs. Braman, Beizer, Ducker, and Rickel. Mr. Braman serves as Chair of the Audit Committee.  The Audit Committee met 12 times during 2020.

Audit Committee Independence. Each member of the Audit Committee satisfies the independence and Audit Committee membership criteria set forth in NYSE Rule 303A.07. Specifically, each member of the Audit Committee:

•	is independent under NYSE Rule 303A.02;
•	meets the criteria for independence set forth in Rule 10A‑3(b)(1) under the Exchange Act; and
•	is financially literate, as determined by the Board.

Audit Committee Charter.  Our Audit Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Audit Committee reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate.  The charter is publicly available free of charge on our website at investor.usxpress.com, under the “Corporate Governance” tab of the “Investors” menu.

Audit Committee Financial Experts.  The Board has determined that all four members of the Audit Committee qualify as "audit committee financial experts" under Item 407(d)(5)(ii) of SEC Regulation S-K.  In the judgment of the Board, each such individual:

•	meets the Audit Committee member independence criteria under applicable SEC rules;
•	is independent, as independence for Audit Committee members is defined under applicable NYSE listing standards; and
•	has sufficient knowledge, experience, and sophistication in financial and auditing matters under relevant SEC and NYSE rules.

The satisfaction of these factors results in each such individual's accounting or related financial management expertise under NYSE Rule 303A.07 and qualifies each such individual as an "audit committee financial expert," under Item 407(d)(5)(ii) of SEC Regulation S-K.  The Board has designated Mr. Braman as our “audit committee financial expert.”

Report of the Audit Committee.  In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board that our audited financial statements be included in our Annual Report on Form 10-K and determines certain other matters, including the independence of our independent registered public accounting firm.  The Report of the Audit Committee for 2020 is set forth below.

Report of the Audit Committee

The Audit Committee Report shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Audit Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

The Audit Committee of the Board of Directors of the Company consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange. Audit Committee members may serve on the audit committees of no more than three public companies.

Pursuant to the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, the Company must disclose which members, if any, of the Audit Committee are “audit committee financial experts” (as defined in the SEC’s rules). The Company’s Board of Directors has determined that Edward Braman, the chairman of the Audit Committee, Michael Ducker, Jon Beizer and John Rickel meet the criteria to be “audit committee financial experts.”

The Company’s management has primary responsibility for preparing the Company’s Consolidated Financial Statements and implementing internal controls over financial reporting. The Company’s 2020 independent registered public accounting firm, Grant Thornton LLP (“GT”), is responsible for expressing an opinion on the Company’s Consolidated Financial Statements and on the effectiveness of internal control over financial reporting.

The roles and responsibilities of the Audit Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board.

Management has the primary responsibility for preparing the Company’s Consolidated Financial Statements and implementing internal controls over financial reporting. GT is responsible for performing an integrated audit of the Company’s Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States of America) and expressing an opinion on the conformity of the Consolidated Financial Statements to accounting principles generally accepted in the United States of America and on the effectiveness of internal control over financial reporting. The internal audit function ("Internal Audit") is responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board determine.

To fulfill its responsibilities, the Audit Committee has met and held discussions with management, Internal Audit and GT concerning the Consolidated Financial Statements for the fiscal year ended December 31, 2020 and the Company’s internal control over financial reporting as of December 31, 2020. Management, Internal Audit, and/or GT made presentations to the Audit Committee throughout the year on specific topics of interest, including, among other items, the Company's (i) risk assessment process; (ii) information technology systems and controls; (iii) income tax risk and compliance; (iv) 2020 integrated audit plan; (v) updates on completion of the audit plan; (vi) critical accounting policies; (vii) assessment of the impact of new accounting guidance; (viii) compliance with internal controls required under Section 404 of the Sarbanes-Oxley Act; (ix) ethics and compliance program; (x) strategy and management of the implementation of new systems; (xi) non-GAAP measures and key performance indicators; and (xii) cyber security. The Audit Committee also discussed all communications required by the standards of the Public Company Accounting Oversight Board, the New York Stock Exchange and the SEC with GT.

The Audit Committee met with GT, both together with management and separately to review and discuss the scope of the audit and all significant matters related to the audit. The Audit Committee also met with key members of management, including the Executive Chairman, Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Accounting Officer, Senior Vice President of Corporate Finance, Chief Information Officer, and Director of Internal Audit to discuss the Company’s internal control over financial reporting, the completeness and accuracy of the Company's Consolidated Financial Statements, and other matters.

The Audit Committee, along with the Company's management and Internal Audit, reviewed GT’s performance as a part of the Audit Committee's consideration whether to reappoint the firm as the Company's independent auditors. As part of this review, the Audit Committee considered (i) the continued independence of the audit firm; (ii) evaluations of the audit firm by management and Internal Audit; (iii) the audit firm's effectiveness of communications and working relationships with the Audit Committee, management and Internal Audit; (iv) the length of time the audit firm has served as the Company's independent auditors; and (v) the quality and depth of the audit firm and the audit team's expertise and experience in the industry. The Audit Committee also considered the advisability and potential impact of selecting a different independent registered public accounting firm.

In addition, the Audit Committee has received from GT the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding auditor communications with the Audit Committee concerning independence and has discussed independence with GT.

The Audit Committee discussed with management and Internal Audit the Company’s financial risk exposures, internal controls and reporting procedures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Based on the Audit Committee’s review of the audited Consolidated Financial Statements and discussions with management and GT as described above and in reliance thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited Consolidated Financial Statements for the fiscal year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Members of the Audit Committee:
Edward “Ned” Braman, Chair
Jon Beizer
Michael Ducker
John Rickel

The Compensation Committee

Functions, Composition, and Meetings of the Compensation Committee. As more fully outlined in the Compensation Committee charter, the primary functions of the Compensation Committee of our Board are to assist our Board in discharging its responsibilities relating to establishing and reviewing the compensation of our executive officers, including the CEO; and approve, oversee and monitor our compensation plans, policies, and programs for executive officers, establishing and reviewing compensation for the Board and performing any other activities delegated to the Compensation Committee by  the Board or imposed by applicable laws or regulations.  In furtherance of its duties, the Compensation Committee reviews and approves the elements of the compensation of our executive officers and our overall executive compensation strategy to ensure such components align with our business objectives, responsible corporate practices, and our stockholders' interests.  The Compensation Committee has the authority to carry out the foregoing responsibilities under its charter, and may delegate such authority to subcommittees of the Compensation Committee. Our Compensation Committee is comprised of Messrs. Beizer, Ducker, and Nash, and Ms. Buckner. Mr. Beizer serves as the Chair of the Compensation Committee. The Compensation Committee met 4 times during 2020.

Compensation Committee Independence.  While serving on the Compensation Committee, each member satisfied the independence and Compensation Committee membership criteria set forth in NYSE Rule 303A.05 and applicable SEC regulations.  In determining the independence of our Compensation Committee members, the Board considered several relevant factors, including but not limited to each director's source of compensation and affiliations. Specifically, while serving on the Compensation Committee, each member of the Compensation Committee:

•	was independent under NYSE Rule 303A.02;
•	met the criteria as a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act; and
•
as determined by our Board, was not affiliated with the Company, any Company subsidiary, or any affiliate of a Company subsidiary, and did not have any other relationship, which would impair each respective member's judgment as a member of the Compensation Committee.

Compensation Committee Charter.  Our Compensation Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Compensation Committee periodically reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate.  The charter is publicly available free of charge on our website at investor.usxpress.com under the “Corporate Governance” tab.

Report of the Compensation Committee.  In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Compensation Committee for 2020 follows.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company at any time during 2020 or as of the date of this Proxy Statement, nor was any such individual a former officer of the Company. In 2020, no member of our Compensation Committee had any relationship or transaction with the Company that would require disclosure as a "related person transaction" under Item 404 of SEC Regulation S-K in this Proxy Statement under the section entitled “Certain Relationships and Related Transactions”.

During 2020, none of our executive officers served as a member of the Board or Compensation Committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee. Additionally, during 2020, none of our executive officers served as a member of the Compensation Committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

See “Certain Relationships and Related Transactions” for a description of certain transactions between us and our other directors, executive officers, or their affiliates, and “Executive Compensation – Director Compensation” for a description of compensation of the members of the Compensation Committee.

The Governance Committee

Functions, Composition, and Meetings of the Governance Committee.  Our Governance Committee recommends to the Board potential director nominee candidates for election to the Board and makes recommendations to the Board concerning issues related to corporate governance, as further detailed in the Governance Committee charter discussed below.  Our Governance Committee is comprised of Messrs. Rickel, Braman, and Nash, and Ms. Buckner, with Mr. Rickel serving as Chair.  All current members of the Governance Committee are independent, as independence for Governance Committee members is defined under applicable SEC regulations and NYSE listing standards.  The Governance Committee met 4 times in 2020.  The Governance Committee has recommended that the Board nominate Messrs. Beizer, Braman, Ducker, Max Fuller, Eric Fuller, Nash, and Rickel, and Ms. Buckner, for election at the Annual Meeting, each of whom is currently serving as a director.

Governance Committee Charter. Our Governance Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Governance Committee periodically reviews its formal written charter, as well as those of our Board committees, to ensure each charter reflects a commitment to effective corporate governance and recommends changes to the Board when appropriate. A copy of the charter (which includes Exhibit A (Criteria for Board of Directors) to such charter, as mentioned below) is publicly available free of charge on our website at investor.usxpress.com, under the “Corporate Governance” tab of the “Investors” menu.

Process for Identifying and Evaluating Director Nominees. Director nominees are chosen by the entire Board, after considering the recommendations of the Governance Committee.  The members of the Governance Committee review the qualifications of various persons to determine whether they are qualified director nominee candidates for membership on the Board.  The Governance Committee will review all such candidate recommendations, including those properly submitted by stockholders, in accordance with the requirements of its charter, SEC regulations, and NYSE listing standards.  Upon identifying and selecting qualified director nominee candidates, the Governance Committee then submits its director nominee selections to our Board for consideration.  We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Desirable Traits for Director Nominees. With regard to specific qualities and skills of potential director nominees, the Governance Committee believes it is necessary that:

•	at least a majority of the members of the Board qualify as "independent" under NYSE Rule 303A.02;
•	at least three members of the Board satisfy the Audit Committee membership criteria specified in NYSE Rule 303A.07;
•
at least one member of the Board eligible to serve on the Audit Committee has sufficient knowledge, experience, and training concerning accounting and financial matters so as to be financially sophisticated under NYSE Rule 303A.07 and qualifies as an "audit committee financial expert" within the meaning of Item 407(d)(5)(ii) of SEC Regulation S-K; and

•	at least two members of the Board satisfy the Compensation Committee membership criteria specified in NYSE Rule 303A.05.

In addition to these specific requirements, the Governance Committee takes into account all factors it considers appropriate, which may include, but are not limited to, an individual's:

•	experience;
•	accomplishments;
•	education;
•	understanding of our business and the industry in which we operate;
•	specific skills; and
•	general business acumen.

Exhibit A (Criteria for Board of Directors) of the Governance Committee charter also sets forth various factors and criteria used for selecting director nominees (such factors and criteria are not absolute prerequisites for any such nominee). Generally, the Governance Committee will first consider current Board members as potential director nominees because they meet the criteria listed above and possess knowledge of our history, strengths, weaknesses, goals, and objectives. The Governance Committee considered such criteria before recommending that the Board nominate Messrs. Beizer, Braman, Ducker, Max Fuller, Eric Fuller, Nash, and Rickel, and Ms. Buckner, for election at the Annual Meeting.

Annual Board Self-Assessment. The Governance Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our stockholders, including an assessment of the Board's compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance.  The Governance Committee also is responsible for developing and implementing an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance.  The Governance Committee has developed an annual Board evaluation questionnaire in which our independent directors will assess and comment on various issues concerning the Board's performance, oversight, resources, composition, culture, and committees.  Questionnaire responses are anonymously compiled and summarized in a report prepared by outside counsel.  The responses are analyzed by the Lead Independent Director and there is a Board session with outside counsel to review results.  The Lead Independent Director then has each director certify priority action items to ensure that identified issues are addressed by the Board or the appropriate committee of the Board.  The Governance Committee periodically reviews the self-assessment process.  We believe this process provides valuable constructive feedback, contributing to the Board's overall effectiveness, functionality, and oversight.

Board Diversity. In recommending director nominee candidates for the Board, the Governance Committee considers Board diversity along with various other factors discussed above.  Our Governance Committee does not have a formal policy with respect to diversity, but considers it desirable if potential nominees compliment and contribute to the Board's overall diversity and composition.  Pursuant to the Governance Committee's charter, such consideration includes each individual candidate's ability to enhance differences of viewpoint, professional experience, education, skill, and other individual qualities among the members of the Board.  The Governance Committee and the Board each believe it is important that the Board members represent diverse viewpoints, we therefore interpret diversity to encompass an individual's ability to positively collaborate with our other Board members, as well as such person's personal and professional experiences, aptitude, and expertise relevant to our industry.  The Governance Committee periodically reviews and assesses the effectiveness of the Committee's policies with respect to its consideration of diversity in identifying director nominees.

Stockholder Director Nominee Recommendations.  It is generally the policy of the Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious, timely received, and otherwise comply with our Bylaws. Our Bylaws require stockholders to give advance notice of stockholder proposals, including nominations of director candidates. For more information, please see “Stockholder Proposals” in this Proxy Statement.

Our Executive Officers

Set forth below is certain information regarding our current executive officers (other than our CEO and President, Mr. Eric Fuller and our Executive Chairman, Mr. Max Fuller, all of whose information is set forth above under “Proposal 1 – Election of Directors”).  All executive officers are elected annually by the Board.  There are no familial relationships between any directors and executive officers, except Messrs. Eric Fuller and Max Fuller.  All references to experience with us include positions with our operating subsidiaries, and none of the other corporations or organizations referenced in the biographies is a parent, subsidiary, or affiliate of the Company unless otherwise noted.  There are no arrangements or understandings between any of the executive officers and any other person pursuant to which any of the executive officers was or is to be selected as an officer.  Each of the executive officers also has consented to being identified as such in this Proxy Statement and has indicated his or her intention to serve in his or her respective office, if elected by the Board.

Danna Bailey
Age: 50 Position: Chief Brand Officer
Experience

Ms. Bailey has served as Chief Brand Officer since August 2019. She joined U.S. Xpress as Vice President of Corporate Communications in 2016. Before joining our team, Ms. Bailey’s communications and marketing background included serving as Vice President of Corporate Communications at Chattanooga’s EPB (formerly known as Electric Power Board) from 2005-2016 and as Account Supervisor with the Johnson Group advertising agency from 2000-2005.

Joel Gard
Age: 32 Position: President of Xpress Technologies
Experience

Joel Gard has served as President of Xpress Technologies, the asset-light marketplace subsidiary of the Company, since June 2020. Mr. Gard joined the Company as President of Digital Transformation in December 2019. Prior to joining the Company, Mr. Gard served as Senior Vice President and Head of Europe at Coyote Logistics, a UPS Company (NYSE: UPS), leading their entry and rapid scale-up in Europe, the Middle East, and the Africa region, from January 2019 to December 2019. He held various senior leadership positions of increasing responsibility at Coyote over the last seven years including: Vice President, Europe Operations from April 2018 to December 2018, Director, Europe Operations from February 2017 to March 2018, and Senior Manager, Strategic Projects from April 2015 to January 2017. Mr. Gard brings extensive experience in digital transformation and change management, sales, marketing, operations, international expansion, mergers and acquisitions, and freight technology. He holds a B.A. in Economics (Honors) and Environmental Studies from Lake Forest College and is a 2021 candidate for his Master of Business Administration from INSEAD (France / Singapore).

Jason Grear
Age: 44 Position: Chief Accounting Officer
Experience

Mr. Grear has served as Senior Vice President and Chief Accounting Officer since March 2017. Before joining the Company, Mr. Grear worked in public accounting in the area of audit and assurance services, most recently as a Senior Manager at Ernst & Young, LLP from June 2014 to March 2017. Mr. Grear is Certified Public Accountant and a graduate of Middle Tennessee State University.

Justin Harness
Age: 41 Position: President, Dedicated
Experience

Mr. Harness has served as President, Dedicated since January 2021. He previously served as our Chief Revenue Officer from August 2019 to January 2021 and as Chief Marketing Officer from October 2018 to August 2019. Prior to that he served as Senior Vice President of Dedicated Operations from 2014 to October 2018. He served in various leadership roles from 2007 through 2014, including Vice President of Customer Service and Vice President and General Manager of Southwest Operations. Mr. Harness started his career in the transportation industry in a management trainee position with U.S. Xpress in 2002.

Nathan Harwell
Age: 45 Position: Executive Vice President, Chief Legal Officer, and Secretary
Experience

Mr. Harwell has served as our Executive Vice President, Chief Legal Officer, and Secretary since January 2020, where he is responsible for managing and overseeing the Company's Legal, Risk and Safety departments and providing strategic leadership and coordination of legal matters. Before joining our team, Mr. Harwell served as General Counsel and Corporate Secretary at Rinnai America Corporation, a brand of commercial and home tankless water heaters, where he also served on the board of directors. Prior to his time at Rinnai, Mr. Harwell served as Senior Counsel at Medtronic, Inc. (NYSE: MDT), where he provided general legal counsel in the Spine and Biologics Division, with primary responsibilities that included supporting efforts of product development and business operations. Mr. Harwell has practiced law for over seventeen years, primarily focused on corporate litigation, strategy and business development, and regulatory analysis and guidance. Mr. Harwell is a graduate of Carson-Newman College and received his Juris Doctor, cum laude, from the Walter F. George School of Law at Mercer University.

Jacob Lawson
Age: 44 Position: Chief Commercial Officer
Experience

Mr. Lawson has served as our Chief Commercial Officer since January 2021. Prior to joining the Company, Mr. Lawson spent fourteen years at Whirlpool Corporation (NYSE: WHR) holding the roles of Vice President and GM of Sales, Vice President and GM of Refrigeration, and Vice President and GM of eCommerce. Prior to these roles, Mr. Lawson held a variety of roles with increasing responsibilities within Product Marketing, Merchandising, and Sales, as well as eight years in Engineering and Project Leadership roles within the automotive industry. Mr. Lawson brings extensive experience in sales and operations, pricing and merchandising, customer experience, organization transformation, and general management. Mr. Lawson is a graduate of Wayne State University in Detroit and received his Master’s in Business Administration from Michigan State University.

Eric Peterson
Age: 43 Position: Chief Financial Officer and Treasurer
Experience

Mr. Peterson has served as Chief Financial Officer and Treasurer of the Company since October 2015. Mr. Peterson also served as Secretary of the Company between October 2015 and December 2018.  Mr. Peterson served in various roles since 2003, including Director of Accounting, Vice President of Accounting, and most recently, Senior Vice President of Accounting and Finance from August 2013 to October 2015. Before joining our team, Mr. Peterson worked as a Certified Public Accountant at Ernst & Young, LLP. Mr. Peterson is a graduate of the Samford University and received his Master of Accountancy from the University of Alabama in Tuscaloosa.

Robert Pischke
Age: 54 Position: Chief Information Officer
Experience

Mr. Pischke has served as Chief Information Officer since February of 2019. Prior to accepting his current role, Mr. Pischke worked at Lehigh Hanson, a global $26 billion DAX 30 company, for eight years in which he led the Americas Information Technology division. Prior to that role, Mr. Pischke held multiple global roles at Avnet, a global $25 billion firm, for 11 years. Mr. Pischke is a graduate of DeVry University, in Phoenix, AZ where he received his Bachelors in Computer Information Systems degree in 1988. He was DFW CIO of the Year in the Global category in 2017 and he has led teams to numerous awards over the last 20 years.

Cameron Ramsdell
Age: 35 Position: President, Variant and OTR Operations
Experience

Mr. Ramsdell has served as President our digital fleet, Variant (formerly U.S. Xpress Ventures), since April 2019 and in September 2020 Mr. Ramsdell assumed responsibility for the remaining OTR fleet as well.  Prior to joining the Company, Mr. Ramsdell served as Chief Technology Officer at Coyote Logistics, a UPS company (NYSE: UPS). Mr. Ramsdell held additional positions at Coyote spanning eleven years, from VP of Operations and SVP of Strategic Projects dating back to 2008. Mr. Ramsdell brings extensive experience in sales, operations, brokerage, mergers & acquisitions, international expansion, and the application of technology in logistics. He holds a B.A. in English and Political Science from Denison University and received his Master of Business Administration from Northwestern University's Kellogg School of Management.

Amanda Thompson
Age: 44 Position: Chief People Officer
Experience

Ms. Thompson has served as Chief People Officer since August 2019. She joined U.S. Xpress in May of 2004 working in several roles such as Benefits Manager, Benefits and Compensation Director, Sr. HR Director, Vice President of Human Resources and Sr. VP of Human Resources. Ms. Thompson has worked in the Human Resources field in a variety of positions since 1993.  Ms. Thompson is a graduate of Bryan College.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own (directly or indirectly) more than 10% of our Class A common stock, to file reports of ownership and changes in ownership with the SEC.  Officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such reports (including any amendments thereto) filed with the SEC during 2020 and written representations that no other reports were required during the year ended December 31, 2020, we believe that all of the Company's executive officers, directors, and greater than 10% beneficial owners complied with applicable Section 16(a) filing requirements during the year ended December 31, 2020, except Ms. Pate filed a late Form 4 on May 12, 2020 to report a forfeiture of restricted stock related to her resignation from our Board.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics that applies to all directors, officers, and employees, whether with us or one of our subsidiaries.  The Code of Conduct and Ethics includes provisions applicable to our CEO, principal financial officer, principal accounting officer, controller, or persons performing similar functions and that collectively constitute a "code of ethics" within the meaning of Item 406(b) of SEC Regulation S‑K.  A copy of the Code of Conduct and Ethics is publicly available free of charge on our website at investor.usxpress.com under the “Corporate Governance” tab.

Pursuant to SEC regulations and NYSE listing standards, we will disclose amendments to or waivers of our Code of Conduct and Ethics in a press release, on our website at investor.usxpress.com, or in a Current Report on Form 8-K filed with the SEC, whichever disclosure method is appropriate. To date, we have not granted any waivers from our Code of Conduct and Ethics to the CEO, principal financial officer, principal accounting officer, controller, or any person performing similar functions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section identifies our Named Executive Officers (as designated below) and explains how our executive compensation programs, policies and decisions are formulated, applied, and operate with respect to the Named Executive Officers.  In this Compensation Discussion and Analysis, we also discuss and analyze our executive compensation program, including each component of compensation awarded under the program, and the corresponding compensation amounts for each Named Executive Officer.

This Compensation Discussion and Analysis should be read in conjunction with the “Summary Compensation Table” (including the related tabular and narrative discussions) and the “Committees of the Board of Directors – The Compensation Committee” section contained in this Proxy Statement.

For the year ended December 31, 2020, our named executive officers (collectively, the “Named Executive Officers”) were as follows:

Name	Position
Eric Fuller	President and CEO
Eric Peterson	Chief Financial Officer
Max Fuller	Executive Chairman
Robert Pischke	Chief Information Officer
Cameron Ramsdell	President, Variant and OTR Operations

Key Features of Executive Compensation Program

The Company adheres to the following practices and policies with respect to our executive compensation programs:

✔	Direct link between pay and performance that aligns business strategies with long-term value creation;
✔	Appropriate balance between short- and long-term compensation that discourages short-term risk taking at the expense of long-term results;
✔	Annual compensation risk assessment conducted by the Compensation Committee’s independent compensation consultant;
✔	Multi-year time horizon for long-term equity incentives to align executive and stockholder interests;
✔
Clawback policy that provides for the recovery of cash and equity incentive compensation in the event of a restatement of the Company’s consolidated audited financial statements due to a material error;

✔	Robust share ownership guidelines for senior executives;
✔	Independent compensation consultant retained to advise on executive compensation matters;
✔	“Double-trigger” change-in-control cash severance and equity treatment provisions;
✔	Annual CEO evaluation
✔	No excessive perquisites for executives;
✔	No re-pricing or backdating of stock options without stockholder approval; and
✔	No gross-up payments for equity awards granted after the effectiveness of our initial public offering (“IPO”) to cover personal income taxes or U.S. excise taxes.

Elements of Compensation

The following table illustrates the key elements of the Company’s 2020 executive compensation program:
Element	Form/Vehicle	Time Horizon	Primary Objectives & Link to Stockholder Value
Base Salary	Cash	Annual	Designed to attract and retain our Named Executive Officers with fixed cash compensation to provide stability that allows our Named Executive Officers to focus on achievement of business objectives
Annual Incentives	Cash	Annual	Designed to focus and motivate our Named Executive Officers to achieve pre-established corporate financial goals, as well as incentivize individual performance
Long‑Term Incentives	Restricted stock grants	4‑year ratable vesting
Designed to (i) utilize the stockholder-aligned retentive value of restricted stock, (ii) mitigate the impact on the share reserve given the stock price decline preceding the annual grant date, (iii) limit stockholder dilution, and (iv) encourage a long-term focus through a four-year vesting period.

Compensation Philosophy

We strive to attract, motivate, and retain executive officers who are capable of evaluating, building, and managing multiple businesses, and who we believe will create long-term value for our stockholders.  In this regard, we use a mix of compensation designed to provide overall compensation levels that:

•	retain and motivate our management team;
•	align executives’ interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable;
•	enhance executives’ incentives to increase our stock price and focus on the long-term interests of our stockholders;
•	align with corporate governance best practices; and
•	balance long-term retention and development with annual rewards based on financial performance.

Compensation Determination Process

The Role of our Chief Executive Officer and Compensation Committee

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements. With respect to our CEO, the Compensation Committee has the specific responsibility to:

•	review and approve corporate goals and objectives relevant to the compensation of our CEO and President;
•	evaluate the performance of our CEO and President in light of those goals and objectives; and
•	determine and approve the compensation level of our CEO and President based upon that evaluation.

The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances.  In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executive officers' interests with those of our stockholders.  The Compensation Committee also reviews and approves all forms of deferred compensation and incentive compensation, including annual cash bonuses, stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers.  The Compensation Committee takes into account the recommendations of our CEO and President in reviewing and approving the overall compensation of the other executive officers (but not with respect to his own compensation).  Our CEO and President also works with the Chair of the Compensation Committee to establish the agenda for the Compensation Committee meetings, and management prepares the information required for the meetings.  As necessary, the Compensation Committee meets in executive session, without the presence of management.

In making decisions regarding an executive officer's total compensation, the Compensation Committee works closely with the independent compensation consultant, FW Cook, and the Compensation Committee also considers the results of advisory votes and the views expressed by our stockholders in regard to executive compensation. Additionally, the Compensation Committee takes into consideration:

•	overall economic conditions;
•	changes in responsibility;
•	our recent and expected financial performances and the Compensation Committee’s assessment of the executive officer’s leadership;
•	integrity;
•	prospect for future performance;
•	years of experience;
•	skill set;
•	level of commitment;
•	contributions to our financial results and the creation of stockholder value; and
•	current and past compensation.

The Role of our Compensation Consultant

The Company engaged FW Cook in 2018 to provide independent and unbiased external advice and expertise regarding executive compensation and to provide a competitive market pay analysis for our Named Executive Officers. FW Cook provides ongoing support to our Compensation Committee regarding executive compensation matters. Such support includes assessing the Company’s executive compensation program against best practices, assessing the Company’s executive compensation levels and program design relative to our peer group and general practices for comparably sized organizations, providing guidance on regulatory and governance trends impacting compensation, and conducting an annual risk assessment of our incentive compensation programs and practices based on its analysis.  Neither FW Cook nor any of its affiliates maintain other direct or indirect business relationships with the Company or any of its affiliates other than the services to be provided to the Compensation Committee.  FW Cook’s services are provided under the direction and authority of the Compensation Committee, and all services provided by FW Cook are pre-approved by the Chair of the Compensation Committee.

2020 Compensation Peer Group

Prior to our IPO in June 2018,  FW Cook identified a peer group of public companies to be used for purposes of benchmarking executive and non-employee director compensation levels, incentive program design and other executive compensation policies and practices.  The criteria for inclusion into the peer group included:

•	similar revenue, profitability, and market capitalizations (with comparable valuations); and
•	companies in the transportation, logistics, or comparable industries.

After reviewing the report and considering recommendations from FW Cook, the Company determined its peer group in connection with the Compensation Committee’s design of our compensation program for 2020 would consist of the following 15 companies:

ArcBest Corporation	Roadrunner Transportation Systems, Inc.
Covenant Logistics Group, Inc.	Saia, Inc.
Forward Air Corporation	Schneider National, Inc.
Heartland Express, Inc.	Universal Logistics Holdings, Inc.
Hub Group, Inc.	USA Truck, Inc.
Landstar System, Inc.	Werner Enterprises, Inc.
Marten Transport, Ltd.	YRC Worldwide Inc.
P.A.M. Transportation Services, Inc.

At the time that the peer group for 2020 was approved, the median revenue for the peer group was $1.7 billion and the Company’s revenue was $1.7 billion, in each case based on the most recently reported four quarters.

Recognizing that peer group proxy data are limited to certain senior executive positions, the peer group proxy data were supplemented with size-appropriate general industry survey data to ensure robust market data for each Named Executive Officer.  The survey data were adjusted to reflect the lower operating margins within the transportation industry as compared to the general industry companies participating in the survey.  General industry survey data was used given the lack of survey sources in the trucking/transportation industry, and the Compensation Committee did not review the companies participating in the survey.

Compensation Paid to Our Named Executive Officers

In February 2020, after review of FW Cook’s study and its recommendations, the Compensation Committee approved target total direct compensation (“TDC”) levels for each executive, reflecting the sum of base salary, target annual incentive and long-term incentives. The table below summarizes each executive’s 2020 target TDC:

Named Executive Officer	Base Salary	Target Short-Term Incentives		Long-Term Incentives	Target Total Direct Compensation
		% of Salary(1)	Dollar Value
Eric Fuller	$750,000	100%	$750,000	$990,000	$2,490,000
Eric Peterson	$440,000	75%	$330,000	$326,000	$1,096,000
Max Fuller	$1,000,000	20%(2)	$200,000	$300,000	$1,500,000
Robert Pischke	$450,000	50%	$225,000	$225,000	$900,000
Cameron Ramsdell	$350,000	60%	$210,000	$140,000	$700,000

(1)	Payouts under the short-term incentive plan are determined upon base salary paid during the year.
(2)	There was an aggregate limitation on the amount Mr. Max Fuller could earn under the 2020 short-term incentive plan of 20% of his base salary.

Base Salary

For 2020, the base salary of each Named Executive Officer continued to be set at the same level as 2019.

2020 Short-Term Incentive Plan

In February 2020, our Compensation Committee adopted our cash bonus program for 2020 (the “2020 STIP”) to motivate our executives and other employees of the Company to achieve certain annual financial goals relating to consolidated Company adjusted operating ratio or U.S. Xpress Inc. adjusted operating ratio, as well as individual performance (the “Individual Component”).

In February 2020, our Compensation Committee approved the following adjusted operating ratio goals for the year ended December 31, 2020: 99% (Minimum), 97% (Target), and 94% (Maximum) (the “2020 Adjusted Operating Ratio Goals”). The 2020 Adjusted Operating Ratio Goals were based on consolidated Company adjusted operating ratio for Messrs. Eric Fuller, Peterson, and Max Fuller. The 2020 Adjusted Operating Ratio Goals were based on the adjusted operating ratio of our subsidiary, U.S. Xpress Inc., for Messrs. Pischke and Ramsdell. We used U.S. Xpress Inc. adjusted operating ratio for Messrs. Pischke and Ramsdell given their leadership roles at U.S. Xpress Inc. Under the 2020 STIP, adjusted operating ratio is defined as total operating expenses (net of fuel surcharge and certain other one-time charges) as a percentage of total revenue (net of fuel surcharge).

The 2020 Adjusted Operating Ratio Goals were weighted at 80% and the Individual Component was weighted at 20%, except that Mr. Max Fuller’s payout was based solely on achievement of the 2020 Adjusted Operating Ratio Goals.

Depending on the level of the 2020 Adjusted Operating Ratio Goals and individual performance, the Named Executive Officers were eligible to receive a payout expressed as a percentage of their base salary. There were no changes to the target bonus opportunities for 2020. The 2020 STIP provided for linear interpolation between minimum/target and target/maximum performance levels, with no payout for performance below the minimum. The potential cash payouts under the 2020 STIP as a percentage of base salary were as follows:

	Potential Cash Payments (as a % of Base Salary)
	2020 Adjusted Operating Ratio Goals			Individual Component
Named Executive Officer	Minimum	Target	Maximum	Minimum	Target	Maximum
Eric Fuller	40.0%	80.0%	160.0%	10.0%	20.0%	40.0%
Eric Peterson	30.0%	60.0%	120.0%	7.5%	15.0%	30.0%
Max Fuller	10.0%	20.0%	20.0%	—	—	—
Robert Pischke	20.0%	40.0%	80.0%	5.0%	10.0%	20.0%
Cameron Ramsdell	24.0%	48.0%	96.0%	6.0%	12.0%	24.0%

The payouts under the Individual Component were based on the Compensation Committee’s subjective view of individual performance. While this review was comprehensive, it was not formulaic. For Messrs. Peterson, Pischke, and Ramsdell, the Compensation Committee considered the recommendations of Mr. Eric Fuller. The key factors influencing the Committee’s decisions on the Individual Component were:

Named Executive Officer		Rationale
Eric Fuller	•	Led the Company in reducing preventable accidents and thereby improving our over-the-road safety.
	•	Instrumental in his oversight of our initiatives to improve driver turnover, which yielded greater utilization of our assets, fewer accidents, and improved driver satisfaction.
	•	Shaped our launch of the Variant brand and was key in our growth of the Variant fleet.
Eric Peterson	•	Implemented controls to remediate the remaining material weakness in our internal control over financial reporting as of December 31, 2020.
	•	Improved Company-wide operational and financial reporting, providing management with necessary data to make timely, informed decisions.
Robert Pischke	•	Deployed technology to reduce manual touch points and improve efficiency.
	•	Upgraded our cybersecurity systems.
Cameron Ramsdell	•	Led the effort to launch the Variant brand and grew the Variant to approximately 700 tractors as of December 31, 2020.
	•	Deployed a utilization optimization software that allowed us to better monitor our business and more quickly react to changing industry dynamics.

Based on the individual performance discussed above, as well the achievement of a consolidated Company adjusted operating ratio of 97.32% and a U.S. Xpress Inc. adjusted operating ratio of 98.83%, the Compensation Committee approved payouts under the 2020 STIP as follows:

	2020 Adjusted Operating Ratio Goals Payout		Individual Component Payout		Total Payout
Named Executive Officer	(as a % of Target)	(Dollar Amount)	(as a % of Target)	(Dollar Amount)	(as a % of Target)	(Dollar Amount)
Eric Fuller	92.00%	$552,000	100.00%	$150,000	93.60%	$702,000
Eric Peterson	92.00%	$242,880	200.00%	$132,000	113.60%	$374,880
Max Fuller	92.00%	$184,000	—	—	92.00%	$184,000
Robert Pischke	54.25%	$97,650	100.00%	$45,000	63.40%	$142,650
Cameron Ramsdell	54.25%	$91,140	200.00%	$84,000	83.40%	$175,140

Long Term Incentives

In February 2020, we awarded our Named Executive Officers with restricted stock grants which vest ratably over a four-year period, subject to continued employment and other vesting, forfeiture, and termination provisions.  The use of restricted stock in our long-term incentive program (instead of one-half of the grant consisting of stock options, as in 2018 and 2019) is intended to be temporary and was driven by the following factors, among others:

•	at the time of the 2020 annual grant date, the Company’s stock price had experienced a significant drop rendering all post-IPO stock options underwater; and
•	the use of stock options would have put pressure on the share reserve and dilute stockholders without having retentive value for recipients.

Following extensive discussions and guidance from FW Cook, the Compensation Committee decided that the use of performance-based equity was premature in 2020 given the difficulty of multi-year goal forecasting in connection with industry dynamics and the Company’s evolving strategic plan with focus on our digital fleet, Variant, and implementation of a digital platform in our Brokerage segment; however, the Company will continue to evaluate the appropriateness of performance-based equity in future years.

Under our long-term incentive program, we granted the following Class A restricted stock under our Amended and Restated U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan (the “Omnibus Plan”) to our Named Executive Officers on February 26, 2020:

Named Executive Officer	# of Shares	Grant Date Fair Value(1)
Eric Fuller	198,397	$990,000
Eric Peterson	65,331	$326,000
Max Fuller	60,120	$300,000
Robert Pischke	45,090	$225,000
Cameron Ramsdell	28,056	$140,000

(1)	See the “Grants of Plan-Based Awards Table” below for additional detail regarding the grant date fair value of these awards.

Modification of Mr. Ramsdell’s Previous Equity Grant

In April 2019, Mr. Ramsdell received a grant of 160,000 PRSUs (the “Ramsdell PRSU Grant”), with a grant date fair value of $820,880. The award was subject to vesting in accordance with the following criteria, over a performance period of April 22, 2019 to April 22, 2024, whereby the percentage of the award indicated would vest upon the achievement of each respective goal, up to 100% of the award vesting: (i) our market cap reaches $1 billion (5% vests), $2 billion (10% vests), $5 billion (15% vests), and $10 billion (40% vests), (ii) our operating ratio for the majority of our Truckload operations is less than 90.0% (5% vests), less than 87.0% (20% vests), and less than 85% (20% vests), and (iii) U.S. Xpress Ventures’ (renamed Variant) seated tractor count reaches 1,000 (15% vests), 2,500 (15% vests), 5,000 (15% vests), and 10,000 (25% vests). The Compensation Committee granted authority to Mr. Eric Fuller to set additional performance goals.

In July 2020, Mr. Eric Fuller set additional performance goals for the Ramsdell PRSU Grant to incentivize Mr. Ramsdell to achieve operational goals within Variant. While the vesting percentages aggregate to more than 100%, no more than 100% of shares may vest. The additional performance goals were as follow: launch the Variant brand (2.5% vests), launch multi-level recruiting (2.5% vests), recruit 100 drivers through multi-level recruiting (5% vests), launch an adaptive utilization optimizer (2.5% vests), completely phase out the use of a management consulting firm (5% vests), achieve $4,000 per week in revenue per seated truck at over 1,000 trucks within Variant before 2022 for six consecutive weeks (5% vests), achieve turnover below 40% for 12 months within Variant (5% vests), achieve $4,500 per week in revenue per seated truck at over 1,000 trucks within Variant before 2023 for four consecutive weeks (10% vests), achieve $4,000 per week in revenue per seated truck at over 2,500 trucks within Variant before 2023 for six consecutive weeks (10% vests), launch an owner operator or lease module within Variant (5% vests), launch a team module within Variant (5% vests), achieve a 75 trucks per person ratio for all operations employees for a full quarter (5% vests), achieve a 100 trucks per person ratio for all operations employees for a full quarter (5% vests), and have 20% of miles in Variant coming from the premium spot market for six consecutive weeks (5% vests).

The fair value of the modified award at the date of modification was equal to the fair value of the original award at the date of modification, therefore the incremental fair value of the modified award under FASB ASC Topic 718 was zero.

Compensation Decisions with Respect to 2021

In February 2021, the Compensation Committee reviewed the elements of our Named Executive Officer’s target total direct compensation for 2021, including base salary, target short-term incentive, and long-term equity grant value.

The Compensation Committee changed Mr. Ramsdell’s base salary from $350,000 to $385,000. The Compensation Committee determined not to adjust base salaries of any other Named Executive Officers and did not change any perquisites for the Named Executive Officers.

Under the short-term incentive plan for 2021 (the “2021 STIP”), participants, including the Company’s Named Executive Officers, are eligible to earn an annual payout based on achievement relative to performance goals weighted as follows for Messrs. Eric Fuller, Peterson, Max Fuller, and Pischke: preventable accidents per million miles (10%); Variant revenue per seated truck (20%); Variant seated truck count (20%); Brokerage loads per day (20%); Dedicated adjusted operating ratio (20%); and Company consolidated adjusted operating ratio (or, in the case of Mr. Pischke, U.S. Xpress, Inc. adjusted operating ratio) (10%). For Mr. Ramsdell, the performance goals are weighted as follows: preventable accidents per million miles (10%); Variant revenue per seated truck (30%); Variant seated truck count (30%); Brokerage loads per day (15%); Dedicated adjusted operating ratio (5%); and U.S. Xpress, Inc. adjusted operating ratio (10%).

The annual target as a percentage of base salary under the 2021 STIP for each of Messrs. Eric Fuller, Peterson, Max Fuller, Pischke, and Ramsdell was set at the same level as under the 2020 STIP, 100%, 75%, 20%, 50%, and 60%, respectively. The participants may earn a payout of between 50% and 200% of their respective target based on the level of achievement of the performance goals, provided that the potential payout for Mr. Max Fuller is capped at 20% of his base salary.

The Compensation Committee approved grants of restricted Class A common stock  to the Named Executive Officers under the Omnibus Plan. The restricted stock vests in four approximately equal installments on each of March 15, 2022, 2023, 2024, and 2025, and is subject to continued employment and other vesting, forfeiture, and termination provisions. The number of shares granted was based on a target long-term incentive amount for each Named Executive Officer.

The following table sets forth the long-term incentive amounts for and grants to our Named Executive Officers:

Named Executive Officer	2021 Long-Term Incentive Award	Restricted Stock
Eric Fuller	$1,250,000	130,344
Eric Peterson	$326,000	33,994
Max Fuller	$300,000	31,283
Robert Pischke	$225,000	23,462
Cameron Ramsdell	$154,000	16,058

The rationale for using restricted stock was the same as discussed under “—Long Term Incentives” above. The Compensation Committee will be reviewing the long term incentive program design during 2021 to determine if the introduction of performance-based equity awards is appropriate for 2022.

Other Benefits

Employment Agreements

Each of our Named Executive Officers is party to an employment agreement with us, pursuant to which he serves as an executive officer of the Company. In April 2018, the employment agreements of each of Messrs. Eric Fuller, Peterson, and Max Fuller were amended and restated. The employment agreements of Messrs. Pischke and Ramsdell were executed in February 2019 and April 2019, respectively. The employment agreements: (i) provide for three-year terms beginning in April 2018, in the case of Messrs. Eric Fuller, Peterson, and Max Fuller and five-year terms beginning in February 2019 and April 2019, in the case of Messrs. Pischke and Ramsdell, respectively; (ii) automatic extension of terms for successive one-year periods unless either party provides notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term; (iii) set the respective executive's base salary, which is subject to annual review and possible increase (but, in the case of Messrs. Eric Fuller, Peterson and Max Fuller, not decrease unless such decrease applies in the same manner to all senior executives); provided that the base salary of Mr. Max Fuller was adjusted upon the effectiveness of our IPO to $1,000,000; (iv) provide for eligibility to receive an annual cash bonus based on the attainment of performance goals, with a target cash bonus of 100% of base salary for Mr. Eric Fuller, 75% of base salary for Mr. Peterson, 20% of base salary for Mr. Max Fuller, 50% of base salary for Mr. Pischke and 60% of base salary for Mr. Ramsdell; and (v) provide for participation in our long-term incentive plan and our other employee benefit plans, programs and arrangements in effect from time to time in accordance with their terms.

Severance Benefits

Each Named Executive Officer's employment agreement provided for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control.”

Perquisites

We provide our Named Executive Officers with limited perquisites and other personal benefits, such as:

•	an automobile allowance;
•	a medical allowance; and
•	401(k) match.

Messrs. Eric Fuller and Max Fuller have personal use of a company aircraft, subject to a $125,000 and $100,000 annual limit, respectively, on such personal use, as well as a restriction on such use interfering with our business. All such benefits will be taxable to Messrs. Eric and Max Fuller as required by IRS regulations. We have reviewed and approved each of the perquisites provided to Named Executive Officers. While we do not consider these perquisites to be a significant component of executive compensation, we recognize that such perquisites are a factor in attracting and retaining talented executives. The aggregate incremental cost of perquisites and other benefits provided to our Named Executive Officers is shown in the “All Other Compensation” column of the “Summary Compensation Table” and detailed in the “All Other Compensation Table.” Executives bear all taxes in connection with executive perquisites and are not “grossed-up.”

401(k)

Named Executive Officers and other employees are entitled to participate on the same basis in our 401(k) plan, which provides retirement benefits to employees and provides for employer and employee contributions.  For 2020, the Company matched 50% of the first 4% of eligible employee contributions (a maximum employer contribution of 2%).

Nonqualified Deferred Compensation Plan

The Nonqualified Deferred Compensation Plan, as amended (the “Nonqualified Plan”), allows eligible employees, including our Named Executive Officers, to defer a portion of their compensation. Participants can elect to defer up to 85% of their base salary as well as up to 100% of their bonus and performance-based cash compensation and 100% of any 401(k) refund. Generally, the Company does not contribute to participant accounts under the Nonqualified Plan.

Equity Award Tax Gross-Ups

Historically, we have included tax gross-up provisions in all of our equity award documents, including equity awards to our Named Executive Officers, due to the lack of liquidity in our common stock to cover recipient’s tax obligations. Our practice of providing tax gross-ups upon the vesting of equity awards was discontinued for equity awards granted after our IPO.

Governance and Other Considerations

Stock Retention Guidelines

We have adopted stock retention guidelines for our Named Executive Officers and key personnel to further align the interests of these individuals with the interests of our stockholders.  Under the guidelines, the Named Executive Officers are required to maintain a significant ownership position in our Class A and/or Class B common stock.  The guidelines will be based on a multiple of base salary or annual cash retainer as of December 31st of each year as set forth below:

Tier	Covered Individual	Share Guideline Amount
Tier 1	Chief Executive Officer and Chairman of the Board	6x Base Salary
Tier 2	Chief Financial Officer and Chief Operating Officer	3x Base Salary
Tier 3	All Other Named Executive Officers	1x Base Salary

For purposes of determining compliance with the stock retention guidelines, the number of shares of the Company’s Class A and/or Class B common stock that the Covered Individual is expected to own is calculated annually by dividing: (i) the individual’s base annual salary or annual cash retainer, as applicable, by (ii) the average of the month-end closing prices of the Company’s Class A common stock for the prior 12 months.  Until an individual complies with the guidelines, as outlined above, the individual is required to retain 50% of any net shares that remain following the payment of exercise prices and tax obligations related to the exercise of stock options and the payment of tax obligations following the vesting of RSU and restricted stock grants until the guidelines are satisfied.  The Compensation Committee is able to grant waivers to the guidelines, which are expected to be granted only for serious and unforeseen hardship circumstances.

In determining whether the stock retention guidelines have been met, shares owned by the Named Executive Officer or his immediate family members who reside with the Named Executive Officer (whether held jointly or individually), shares held by a trust established by the Named Executive Officer or any other person for his benefit or for the benefit of his or her family members, shares owned by an entity to the extent of the Named Executive Officer’s interest therein (or the interest of his immediate family member who resides with the Named Executive Officer), but only if the Named Executive Officer has the power to vote or to dispose of the shares and shares equal to the number of vested but deferred restricted stock credited to the Named Executive Officer under any arrangement maintained by the Company are considered owned. Neither unearned performance-based equity awards nor outstanding stock options (vested or unvested) count toward satisfaction of the guidelines. All of our Named Executive Officers are currently in compliance with the stock retention guidelines, either by holding the required value of stock or complying with the retention ratio.

Clawback Policy

We have adopted a clawback policy.  In the event of a restatement of the Company’s consolidated audited financial statements due to a material error, we will, to the extent practicable and not prohibited by the applicable law, seek to recover from the executive the amount by which the executive’s performance-based incentive compensation, including cash- and equity-based incentive compensation, for the relevant period exceeded the lower payment that would have been made based on the restated financial results.  The policy has a three-year look-back period.

Anti-Hedging and Anti-Pledging Policy

Under the “Executive and Director Stock Ownership, Retention, and Anti-Hedging and Pledging Policy”, our directors, officers, and other employees are prohibited from hedging their ownership positions in Company shares.  Hedging activities shall include, but are not limited to, short selling our securities and buying or selling options of any kind, including puts, calls, or other derivative securities, such as swaps, forwards, and futures.  Our directors, officers, and other employees are also prohibited from pledging our securities or purchasing our securities on margin or incurring any indebtedness secured by a margin or similar account in which our securities are held without the prior approval of our Board.

Risk Considerations Regarding Compensation

We believe that the structure of our executive compensation programs provides a mix of cash and equity compensation that balances short- and long-term incentives.  We believe that the different time horizons and metrics used in the annual and long-term elements of compensation provide incentives to build the Company’s business prudently and profitably over time, while encouraging retention of our top talent.  In addition, each element of compensation has been designed and is administered in a manner intended to minimize potential risks to the Company.  The result is a program that we believe mitigates inappropriate risk taking and aligns the interests of Named Executive Officers with those of the Company’s stockholders.  Moreover, we have determined that any risks arising from the Company’s compensation policies and practices for all of its employees are not reasonably likely to have a material adverse effect on the Company.

Deductibility of Compensation

While our Board generally considered the financial accounting and tax implications of their executive compensation decisions, neither element had been a material consideration in the compensation awarded to our Named Executive Officers historically. As we were not publicly traded prior to our IPO, our Board did not take the deductibility limit imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) into consideration in setting compensation prior to our IPO.

Prior to its amendment by the 2017 Tax Cuts and Jobs Act (the “TCJA”), which was enacted December 22, 2017, Section 162(m) disallowed a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” (generally, such company's chief executive officer and its three other highest paid executive officers other than its chief financial officer). Prior to this amendment, there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met. The TCJA generally amended Section 162(m) to eliminate the exception for performance-based compensation, effective for taxable years following December 31, 2017. The $1 million compensation limit was also expanded to apply to a public company's chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year.

The existing Section 162(m) regulations also provide a transition period for privately held companies that become public. Specifically, the $1 million deduction limit of Section 162(m) does not apply to any remuneration paid pursuant to a compensation plan or agreement that existed during the period in which the company was not publicly held if the plan or agreement was disclosed to investors in connection with the going public transaction. For companies like ours that became publicly held in connection with an initial public offering this transition period generally lasts until the first stockholder meeting that occurs following the close of the third calendar year following the calendar year in which the initial public offering occurred, provided that the relevant plan is not materially modified and all employer stock and other compensation that were allocated under the relevant plan has not been issued. As a new public company, we have been eligible for transition relief from the deduction limitations imposed under Section 162(m) from our IPO through 2020.  In 2021, we expect to issue all remaining equity that was reserved under the Omnibus Plan prior to our IPO, which will result in the expiration of our transition period and subject us to the Section 162(m) regulations going forward. We reserve the right to award compensation as to which a deduction may be limited under Section 162(m) where we believe it is appropriate to do so. As a result, compensation awards under our Omnibus Plan need not be designed to qualify as performance-based compensation for purposes of Section 162(m), and our Compensation Committee may take this into account in determining the terms and conditions of such awards.

Although the tax deduction for performance-based compensation has been eliminated, we believe that a strong link between pay and performance is critical to align executive and stockholder interests.

Report of the Compensation Committee

The Report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Compensation Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

The Compensation Committee of the Board of U.S. Xpress Enterprises, Inc. (the "Company") has reviewed and discussed with management the “Compensation Discussion and Analysis” section (as required by Item 402(b) of Regulation S-K of the U.S. Securities and Exchange Commission) contained in this Proxy Statement for the Annual Meeting of Stockholders to be held on May 26, 2021. Based on that review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

Members of the Compensation Committee:
Jon Beizer, Chair
Jennifer Buckner Michael Ducker
Dennis Nash

Summary Compensation Table

The following table sets forth information concerning the total compensation awarded to, earned by, or paid to our Named Executive Officers for the years ended December 31, 2018, 2019, and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non‑Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Eric Fuller, President and Chief Executive Officer	2020	750,000	—	990,001	—	702,000	—	203,920	2,645,921
	2019	750,000	—	495,004	495,000	—	—	666,432	2,406,436
	2018	750,000	500,000	495,008	495,001	186,058	—	424,922	2,850,989

Eric Peterson, Chief Financial Officer	2020	440,000	—	326,002	—	374,880	—	109,429	1,250,311
	2019	440,000	—	162,996	162,998	—	—	217,292	983,286
	2018	440,000	500,000	163,008	163,005	90,538	—	198,923	1,555,474

Max Fuller, Executive Chairman	2020	1,000,000	—	299,999	—	184,000	—	398,613	1,882,612
	2019	1,000,000	—	149,996	150,002	—	—	640,462	1,940,460
	2018	1,143,492	—	150,000	150,003	156,269	—	535,263	2,135,027

Robert Pischke, Chief Information Officer	2020	450,000	—	224,999	—	142,650	—	41,699	859,348
	2019	406,731	—	224,998	—	—	—	271,365	903,094

Cameron Ramsdell, President, Variant and OTR Operations	2020	350,000	—	139,999(5)	—	175,140	—	36,052	701,191
	2019	242,308	217,000	1,117,833	—	—	—	395,948	1,973,089

(1)	For 2020, represents the grant date fair value of the stock awards, as set forth in the “Grants of Plan-Based Awards Table” below.
(2)
For 2020, represents payouts made to our Named Executive Officers under the 2020 STIP. See “—Compensation Paid to Our Named Executive Officers—2020 Short-Term Incentive Plan” for additional details regarding the 2020 STIP.

(3)	None of our Named Executive Officers receive any above-market or preferential earnings in respect of any nonqualified deferred compensation plan.
(4)	Further details are provided in the “All Other Compensation Table” below.
(5)
As discussed under “—Compensation Paid to Our Named Executive Officers—Modification of Mr. Ramsdell’s Previous Equity Grant” the vesting terms of the Ramsdell PRSU Grant were modified in July 2020. The fair value of the modified award at the date of modification was equal to the fair value of the original award at the date of modification, therefore the incremental fair value of the modified award under FASB ASC Topic 718 was zero.

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the “Summary Compensation Table.”

Name	Year	Automobile Allowance(1) ($)	Company Aircraft Use(2) ($)	Medical Allowance(3) ($)	Life Insurance Premiums ($)	Company 401(k) Match(5) ($)	Tax Gross‑Up(6) ($)	Relocation Expenses(7) ($)	Total ($)
Eric Fuller	2020	7,800	45,736	19,993	7,210	—	123,181	—	203,920
Eric Peterson	2020	7,800	—	19,766	—	5,700	76,163	—	109,429
Max Fuller	2020	7,800	54,703	14,436	162,000(4)	5,700	153,974	—	398,613
Robert Pischke	2020	7,800	—	27,787	—	5,700	—	412	41,699
Cameron Ramsdell	2020	7,800	—	19,993	—	5,700	—	2,559	36,052

(1)	Represents a cash automobile allowance.
(2)
Represents the incremental cost to the Company for personal use of private aircraft based on hourly flight charges and other variable costs incurred by the Company for such use, including variable fuel charges, departure fees, maintenance, and landing fees.

(3)	Represents reimbursement of premiums for medical, dental, and vision insurance for the Named Executive Officers and their families.
(4)
Represents payment of premiums for second-to-die life insurance policies insuring the lives of Mr. Max Fuller and his spouse. Pursuant to split-dollar agreements, the Company is entitled to receive repayment of the premiums it paid for such life insurance policies upon the death of the second-to-die of Mr. Max Fuller and his spouse.

(5)	Represents contributions for 2020 made in early 2021.
(6)	Represents tax gross-ups upon the vesting of RSUs, which is a contractually obligated provision in pre-IPO award agreements, but has been discontinued for all equity awards granted after our IPO.
(7)	Represents relocation expenses reimbursed to Messrs. Pischke and Ramsdell.

Narrative to the Summary Compensation Table

See “— Compensation Discussion and Analysis” for a complete description of our compensation plans pursuant to which the amounts listed under the “Summary Compensation Table” were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards Table

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during 2020.

		Estimated Future Payouts Under Non‑Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric Fuller	—	375,000	750,000	1,500,000	—	—	—	—	—	—	—
	02/26/20	—	—	—	—	—	—	198,397	—	—	990,001
Eric Peterson	—	165,000	330,000	660,000	—	—	—	—	—	—	—
	02/26/20	—	—	—	—	—	—	65,331	—	—	326,002
Max Fuller	—	100,000	200,000	200,000	—	—	—	—	—	—	—
	02/26/20	—	—	—	—	—	—	60,120	—	—	299,999
Robert Pischke	—	112,500	225,000	450,000	—	—	—	—	—	—	—
	02/26/20	—	—	—	—	—	—	45,090	—	—	224,999
Cameron Ramsdell	—	105,000	210,000	420,000	—	—	—	—	—	—	—
	02/26/20	—	—	—	—	—	—	28,056	—	—	139,999
	07/06/20	—	—	—	4,000(4)	80,000(4)	160,000(4)	—	—	—	—(4)

(1)
Represents a potential award under the 2020 STIP. The material terms of the 2020 STIP, along with the payouts under 2020 STIP are described under “—Compensation Paid to Our Named Executive Officers — 2020 Short-Term Incentive Plan.”

(2)
Represents Class A restricted stock of which approximately one-fourth vested on March 15, 2021 and approximately one-fourth will vest on each of March 15, 2022, 2023, and 2024, subject to continued employment and other vesting, forfeiture, and termination provisions.

(3)	Represents the grant date fair value of the Class A restricted stock computed in accordance with FASB ASC Topic 718, which was the closing market price on February 26, 2020 ($4.99 per share).
(4)
As discussed under “—Compensation Paid to Our Named Executive Officers—Modification of Mr. Ramsdell’s Previous Equity Grant” the vesting terms of the Ramsdell PRSU Grant were modified in July 2020. The fair value of the modified award at the date of modification was equal to the fair value of the original award at the date of modification, therefore the incremental fair value of the modified award under FASB ASC Topic 718 was zero.

Narrative to Grants of Plan-Based Awards Table

See “— Compensation Discussion and Analysis” for a complete description of the performance targets for payment of incentive awards.

Outstanding Equity Awards at Year-End Table

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of December 31, 2020. All restricted shares that have not vested are subject to certain continued employment and other vesting, forfeiture, and termination provisions.

			Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Eric Fuller	03/14/17	—	—	—	—	213,340(2)	1,459,246	—	—
	06/13/18	—	—	—	—	15,470(3)	105,815	—	—
	06/13/18	40,640	40,641(4)	16.00	06/13/28	—	—	—	—
	02/21/19	—	—	—	—	39,495(5)	270,146	—	—
	02/21/19	28,061	84,184(6)	9.40	02/21/29	—	—	—	—
	02/26/20	—	—	—	—	198,397(7)	1,357,035	—	—
Eric Peterson	03/14/17	—	—	—	—	133,346(8)	912,087	—	—
	06/13/18	—	—	—	—	5,094(3)	34,843	—	—
	06/13/18	13,382	13,384(4)	16.00	06/13/28	—	—	—	—
	02/21/19	—	—	—	—	13,005(5)	88,954	—	—
	02/21/19	9,240	27,721(6)	9.40	02/21/29	—	—	—	—
	02/26/20	—	—	—	—	65,331(7)	446,864	—	—
Max Fuller	03/14/17	—	—	—	—	266,677(2)	1,824,071	—	—
	06/13/18	—	—	—	—	4,688(3)	32,066	—	—
	06/13/18	12,315	12,316(4)	16.00	06/13/28	—	—	—	—
	02/21/19	—	—	—	—	11,968(5)	81,861	—	—
	02/21/19	8,503	25,511(6)	9.40	02/21/29	—	—	—	—
	02/26/20	—	—	—	—	60,120(7)	411,221	—	—
Robert Pischke	02/21/19	—	—	—	—	17,952(5)	122,792	—	—
	02/26/20	—	—	—	—	45,090(7)	308,416	—	—
Cameron Ramsdell	04/22/19	—	—	—	—	10,095(5)	69,050
	07/06/20	—	—	—	—	—	—	80,000(9)	547,200
	02/26/20	—	—	—	—	28,056(7)	191,903	—	—

(1)
Values are based on the closing market price of our Class A common stock on December 31, 2020, which was $6.84. Our Class B common stock is convertible at any time into Class A common stock at the option of the holder thereof and will automatically do so upon sale of such stock.

(2)
Represents Class B RSUs, of which approximately one-fourth vested on March 14, 2021 and approximately one-fourth will vest on each of March 14, 2022, 2023, and 2024, subject to certain continued employment and other vesting, forfeiture, and termination provisions.

(3)
Represents Class A restricted stock that will vest in two approximately equal installments on each of June 13, 2021 and 2022, subject to continued employment and other vesting, forfeiture, and termination provisions.

(4)
Represents options to purchase Class A common stock that will vest in two approximately equal installments on each of June 13, 2021 and 2022, subject to continued employment and other vesting, forfeiture, and termination provisions.

(5)
Represents Class A restricted stock (or RSUs in the case of Messrs. Pischke and Ramsdell), of which approximately one-third vested on February 21, 2021 and approximately one-third will vest on each of February 21, 2022 and 2023, subject to continued employment and other vesting, forfeiture, and termination provisions.

(6)
Represents options to purchase Class A common stock of which approximately one-third vested on February 21, 2021 and approximately one-third will vest on each of February 21, 2022 and 2023, subject to continued employment and other vesting, forfeiture, and termination provisions.

(7)
Represents Class A restricted stock, of which approximately one-fourth vested on March 15, 2021 and approximately one-fourth will vest on each of March 15, 2022, 2023, and 2024, subject to continued employment and other vesting, forfeiture, and termination provisions.

(8)
Represents Class A RSUs, of which approximately one-fourth vested on March 14, 2021 and approximately one-fourth will vest on each of March 14, 2022, 2023, and 2024, subject to continued employment and other vesting, forfeiture, and termination provisions.

(9)
Represents a grant of 160,000 PRSUs, subject to vesting in accordance with the following criteria, over a performance period of April 22, 2019 to April 22, 2024, whereby the percentage of the award indicated would vest upon the achievement of each respective goal, up to 100% of the award vesting: (i) our market cap reaches $1 billion (5% vests), $2 billion (10% vests), $5 billion (15% vests), and $10 billion (40% vests), (ii) our operating ratio for the majority of our Truckload operations is less than 90.0% (5% vests), less than 87.0% (20% vests), and less than 85% (20% vests), (iii) Variant seated tractor count reaches 1,000 (15% vests), 2,500 (15% vests), 5,000 (15% vests), and 10,000 (25% vests), and (iv) launch the Variant brand (2.5% vests), launch multi-level recruiting (2.5% vests), recruit 100 drivers through multi-level recruiting (5% vests), launch an adaptive utilization optimizer (2.5% vests), completely phase out the use of a management consulting firm (5% vests), achieve $4,000 per week in revenue per seated truck at over 1,000 trucks within Variant before 2022 for six consecutive weeks (5% vests), achieve turnover below 40% for 12 months within Variant (5% vests), achieve $4,500 per week in revenue per seated truck at over 1,000 trucks within Variant before 2023 for four consecutive weeks (10% vests), achieve $4,000 per week in revenue per seated truck at over 2,500 trucks within Variant before 2023 for six consecutive weeks (10% vests), launch an owner operator or lease module within Variant (5% vests), launch a team module within Variant (5% vests), achieve a 75 trucks per person ratio for all operations employees for a full quarter (5% vests), achieve a 100 trucks per person ratio for all operations employees for a full quarter (5% vests), and have 20% of miles in Variant coming from the premium spot market for six consecutive weeks (5% vests).

Option Exercises And Stock Vested Table

The following table sets forth certain information concerning the values realized upon exercise of options and vesting of restricted stock, RSUs, and PRSUs during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Eric Fuller	—	—	74,230	307,684
Eric Peterson	—	—	40,211	157,451
Max Fuller	—	—	72,966	273,025
Robert Pischke	—	—	5,984	34,468
Cameron Ramsdell	—	—	15,364	135,897

(1)
Value realized was determined by multiplying the number of shares acquired upon vesting of restricted stock, RSUs, and PRSUs on February 21, 2020 by $5.76 (the closing market price of our Class A common stock on February 21, 2020), March 14, 2020 by $3.56 (the closing market price of our Class A common stock on March 13, 2020, the next preceding trading day), June 13, 2020 by $5.43 (the closing market price of our Class A common stock on June 12, 2020, the next preceding trading day) and September 1, 2020 by $9.71 (the closing market price of our Class A common stock on September 1, 2020).

Nonqualified Deferred Compensation Table

Name	Plan	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(1) ($)	Aggregate Withdrawals and Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Eric Fuller	Nonqualified Plan	—	—	7,513	—	117,233
Eric Peterson	Nonqualified Plan	—	—	19,462	—	243,266
Max Fuller	Nonqualified Plan	—	—	—	—	—
Robert Pischke	Nonqualified Plan	—	—	—	—	—
Cameron Ramsdell	Nonqualified Plan	—	—	—	—	—

(1)
None of our Named Executive Officers receive any above-market or preferential earnings in respect of any nonqualified deferred compensation plan. Accordingly, these amounts are not reported in the “Summary Compensation Table.”

Each participant is fully vested in the deferred compensation which they contribute under the Nonqualified Plan, including any earnings thereon. Contributions by the Company, including any earnings thereon, are (i) with respect to discretionary credits, fully vested after six years of service with the Company, with vesting in annual 20% increments starting with the second year of service and (ii) with respect to profit sharing credits, fully vested after four years from the date the profit sharing credit is made, with vesting in annual 25% increments. The Company offers a number of reference investments under the Nonqualified Plan. Participants may generally choose the reference investments for their deferred cash compensation at the time they elect to defer compensation and may change the reference investment selections for their existing account balances at any time. The reference investment options offered currently include money market funds, bond funds, blended funds and stock funds. All amounts are considered unfunded and are subject to general creditor claims until actually distributed to the employee. The participant may elect to receive a lump sum distribution or installments of up to 10 years upon the occurrence of separation from service, change in control or disability. The participant would receive a lump sum upon death. The participant may request a withdrawal of a stated amount to cover an eligible unforeseeable emergency. The participant may also create in‑service and education funding accounts with defined distribution dates.

Potential Payments upon Termination or Change in Control

Each of our Named Executive Officers is entitled to certain severance payments and benefits following termination of employment under his employment agreement. The employment agreements of each of our Named Executive Officers contain certain restrictive covenants, including non‑competition and non‑solicitation provisions and provisions prohibiting the disclosure of our confidential information.

Termination of Employment Not Involving a Change in Control

Under the amended and restated employment agreements entered into in 2018, in the event any of Messrs. Eric Fuller, Peterson, or Max Fuller is terminated by the Company without Cause (as defined in the applicable employment agreement), the Company elects not to renew the term of his employment or his employment is terminated by any such Named Executive Officer for Good Reason (as defined in the applicable employment agreement) (collectively with the payment triggers described below for Messrs. Pischke and Ramsdell, each a “Qualifying Termination”), the Named Executive Officer will be entitled to: (i) installment payments of the sum of (x) three times his base salary plus (y) one and one‑half times the amount of his target cash bonus for the year in which the Qualifying Termination occurs; (ii) a prorated portion of the annual cash bonus payable with respect to the year in which the Qualifying Termination occurs, based on the level of actual achievement of the performance goals applicable to such cash bonus, payable if and when annual cash bonuses are paid to other senior executives of the Company; and (iii) COBRA coverage for a period of 36 months from the Qualifying Termination (in the case of Mr. Max Fuller) or 18 months from the Qualifying Termination (in the case of Messrs. Eric Fuller and Peterson).

Under Mr. Pischke’s employment agreement, in the event he is terminated by the Company without Cause (as defined in his employment agreement), he will be entitled to continued payment of his then-current base salary for a period of 12 months following his termination date.

Under Mr. Ramsdell’s employment agreement, in the event he is terminated by the Company without Cause (as defined in his employment agreement) or he terminates his employment for Good Reason (as defined in his employment agreement), he will be entitled to continued payment of his then-current base salary for a period of 12 months following his termination date and COBRA continuation until the earlier of (i) 12 months following his termination date and (ii) his acceptance of new employment that provides for health insurance. Furthermore, if Mr. Ramsdell is terminated as a result of an injunction or other legal process related to a violation of restrictive covenants with a former employer, then, (i) if he fails to find alternative employment, he will be entitled to continued payment of his then-current base salary and COBRA continuation for the period of time he is legally precluded from performing services for another motor carrier or freight brokerage service, not to exceed 12 months or (ii) if he finds alternative employment, he will be entitled to continued payment of his then-current base salary, reduced by any compensation paid to him from any alternative employment for the period of time he is legally precluded from performing services for another motor carrier or freight brokerage service, not to exceed 12 months; provided that if he returns to his former employer, he would not be entitled to any payments.

All severance payments and benefits to each of Named Executive Officer are conditioned upon the execution by each such Named Executive Officer of a release of claims in favor of the Company and each such Named Executive Officer’s continued compliance with the restrictive covenants contained in each such Named Executive Officer’s employment agreement.

Termination of Employment Involving a Change in Control

Under the amended and restated employment agreements entered into in 2018, in the event any of Messrs.  Eric Fuller, Peterson, or Max Fuller is terminated by the Company without Cause (as defined in the applicable employment agreement), by the Company in the event the Company elects not to renew the term of his employment or by any such Named Executive Officer for Good Reason (as defined in the applicable employment agreement), in each case, within 24 months following a Change in Control (as defined in the applicable employment agreement) (each, a “Qualifying Change in Control Termination”), the Named Executive Officer will be entitled to: (i) installment payments of the sum of (x) three times his base salary plus (y) one and one‑half times the amount of his target cash bonus for (A) the year in which the Qualifying Change in Control Termination occurs or (B) the year immediately preceding the Change in Control, whichever is greater; (ii) his target cash bonus, without proration and irrespective of whether performance goals were achieved, for (x) the year in which the Qualifying Change in Control Termination occurs or (y) the year in which the Change in Control occurs, whichever is greater; (iii) COBRA coverage for a period of 36 months from the Qualifying Termination (in the case of Mr. Max Fuller) or 18 months from the Qualifying Termination (in the case of Messrs. Eric Fuller and Peterson). All severance payments and benefits to each of Messrs. Eric Fuller, Peterson, or Max Fuller are conditioned upon the execution by each such Named Executive Officer of a release of claims in favor of the Company and each such Named Executive Officer’s continued compliance with the restrictive covenants contained in each such Named Executive Officer’s employment agreement.

All equity awards granted to our Named Executive Officers after our IPO include a “double trigger” provision, which provides for the acceleration of vesting of the equity award following a Change in Control (as defined in the award notice) only when the recipient is terminated by the Company or its successor without Cause (as defined in the award notice) or by such recipient for Good Reason (as defined in the award notice), in each case, within one-year following a Change in Control.

Termination of Employment upon Death or Disability

In the event the employment of any of Messrs. Eric Fuller, Peterson, or Max Fuller terminates on account of his death or disability (as defined in the applicable employment agreement), such Named Executive Officer will be entitled to a lump sum payment of the prorated portion of his target annual cash bonus payable with respect to the year in which the death or disability occurs, regardless of whether the performance goals were achieved. In addition, we have an agreement with Mr. Max Fuller that requires us to make payments following his death or disability. Mr. Max Fuller’s agreement provides for continuation of 100% of then-current base salary for five years following the date of his death or disability, 50% of base salary thereafter until the seventh anniversary of his death and 25% of base salary thereafter until the tenth anniversary of his death. We have life insurance policies in the amount of $6.0 million on the life of Mr. Max Fuller that would partially offset this amount. See “Certain Relationships and Related Party Transactions—Management Agreements” for additional information regarding Mr. Max Fuller’s agreement.

In the event the employment of either of Messrs. Pischke or Ramsdell terminates on account of his disability (as defined in the applicable employment agreement), he would be entitled to receive continued payment of his then-current base salary for the lesser of (i) 60 days after his termination due to the disability or (ii) the earliest date he is eligible for long term disability benefits under the Company’s long-term disability plan.

All equity awards granted to our Named Executive Officers after our IPO provide for acceleration of vesting upon death or disability (as defined in the award notice).

Retirement

All equity awards granted to our Named Executive Officers after our IPO include a provision which provides for continued vesting of the equity award on the vesting dates set forth in the award notice upon a retirement, provided that such award had been outstanding for at least 180 days prior to retirement. Under the award notices, retirement means (i) at the date of such retirement the recipient is at least sixty-two (62) years of age, (ii) at the date of such retirement the recipient had at least ten (10) years of service to the Company, and (iii) following retirement the recipient does not provide any employment, consulting, agent, or independent contractor services to any person or entity (other than consulting services provided to the Company) of any material nature.

Change in Control without a Qualifying Change in Control Termination

Equity awards granted prior to our IPO include a provision which provides for the acceleration of vesting of the equity award upon a Change in Control (as defined in the Restricted Membership Units Plan, as amended).

The following table summarizes the severance benefits that would have been payable to each of the Named Executive Officers upon termination of employment in various circumstances, assuming the triggering event occurred on December 31, 2020:
	Change in Control		Termination of Employment Absent Change in Control
Name/Form of Compensation	Without Qualifying Change in Control Termination(1) ($)	With Qualifying Change in Control Termination ($)	With Qualifying Termination ($)	Death ($)	Disability ($)	Retirement ($)
Eric Fuller
Salary Continuation	—	3,375,000	3,375,000	—	—	—
Annual Bonus	—	750,000	702,000	750,000	750,000	—
COBRA	—	67,217	67,217	—	—	—
Equity Vesting(2)	1,459,246	3,192,242	—	1,732,996	1,732,996	—
Total	1,459,246	7,384,459	4,144,217	2,482,996	2,482,996	—

Eric Peterson
Salary Continuation	—	1,815,000	1,815,000	—	—	—
Annual Bonus	—	330,000	374,880	330,000	330,000	—
COBRA	—	66,870	66,870	—	—	—
Equity Vesting(2)	912,087	1,482,748	—	570,661	570,661	—
Total	912,087	3,694,618	2,256,750	900,661	900,661	—

Max Fuller
Salary Continuation	—	3,300,000	3,300,000	6,750,000	6,750,000	—
Annual Bonus	—	200,000	184,000	200,000	200,000	—
COBRA	—	91,126	91,126	—	—	—
Equity Vesting(2)	1,824,071	2,349,219	—	525,148	525,148	525,148
Total	1,824,071	5,940,345	3,575,126	7,475,148	7,475,148	525,148

Robert Pischke
Salary Continuation	—	—	450,000	—	73,973	—
Annual Bonus	—	—	—	—	—	—
Equity Vesting(2)	—	431,208	—	431,208	431,208	—
Total	—	431,208	450,000	431,208	505,181	—

Cameron Ramsdell
Salary Continuation	—	—	350,000	—	57,534	—
Annual Bonus	—	—	—	—	—	—
COBRA	—	—	44,812	—	—	—
Equity Vesting(2)	—	1,204,223	—	1,204,223	1,204,223	—
Total	—	1,204,223	394,812	1,204,223	1,261,757	—

(1)	Represents accelerated vesting of awards granted prior to our IPO.
(2)
The value was calculated by multiplying the number of shares underlying accelerated awards by the closing market price of our Class A common stock on December 31, 2020, which was $6.84.  Accelerated stock options were out-of-the-money on December 31, 2020.

Pay Ratio Disclosure

We provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans, and other benefits. We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our employees other than Mr. Fuller (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of Mr. Fuller, our CEO, as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2020, our last completed fiscal year:
•	The median of the annual total compensation of all of our employees (other than our CEO) was $52,511; and
•	The annual total compensation of our CEO, as reported in the “Summary Compensation Table” included in this Proxy Statement, was $2,645,921.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 50 to 1.
Our median employee was originally determined as of December 31, 2019. For 2020, we used the same median employee, as there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.
Once we identified our median employee, we calculated such employee’s annual total compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee’s annual total compensation of $52,511. The median employee’s annual total compensation includes salary and overtime pay, as well as incentive payments, retirement plan benefits, company matching contributions to the 401(k) employee savings plan, and the cost of health and other benefits.
Director Compensation

The following table provides information concerning the 2020 compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards ($)	All Other compensation ($)	Total ($)
Jon Beizer	60,000	60,000(2)	—	120,000
Edward “Ned” Braman	65,000	60,000(2)	—	125,000
Jennifer Buckner	25,000	60,000(2)	—	85,000
Michael Ducker	4,620	45,044(3)	—	49,664
Dennis Nash	50,000	60,000(2)	—	110,000
John Rickel	82,500	60,000(2)	—	142,500

(1)	Represents the amount of cash compensation earned in 2020 for Board, Lead Independent Director, and committee service.
(2)
Each of our then-current non-employee directors received 12,270 Class A RSUs on May 27, 2020. The grant date fair value of the Class A RSUs was computed in accordance with FASB ASC Topic 718. The Class A RSUs will vest on June 15, 2021, subject to certain vesting and forfeiture provisions.

(3)
Upon Mr. Ducker’s appointment to our Board on August 27, 2020, Mr. Ducker received 4,451 Class A RSUs, representing a pro-rated portion of the equity retainer. The grant date fair value of the Class A RSUs was computed in accordance with FASB ASC Topic 718. The Class A RSUs will vest on June 15, 2021, subject to certain vesting and forfeiture provisions.

Narrative to Director Compensation
FW Cook, our independent compensation consultant, made recommendations with respect to our 2020 director compensation program. For 2020, our non-employee directors were eligible to receive an annual cash retainer of $50,000, payable quarterly in arrears, as well as an annual equity award of Class A RSUs in an amount equal to $60,000, which vests on the earlier of (i) the one year anniversary of the grant date and (ii) the next annual meeting of stockholders. Upon the recommendation of FW Cook, effective for 2021, the Board approved an increase in the annual cash retainer to $55,000 and the annual equity award to $75,000.

In addition, our 2020 director compensation program provided for annual cash retainers for our Lead Independent Director and committee chairs, payable quarterly in arrears, in the following amounts:

•	$25,000 for our Lead Independent Director;
•	$15,000 for the chairperson of our Audit Committee;
•	$10,000 for the chairperson of our Compensation Committee; and
•	$7,500 for the chairperson of our Governance Committee.

Each of our non-employee directors is required to own stock or deferred stock units with a value equal to five times the annual cash retainer portion of the non-employee director compensation program. Our non-employee directors are required to maintain 50% of all after-tax shares from their equity awards until achievement of the stock ownership requirement. All of our non-employee directors currently meet the stock retention guidelines, either by holding the required value of stock or by complying with the retention ratio.

Directors who are our employees or employees of one of our subsidiaries do not receive compensation for Board or committee service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of the record date of March 30, 2021, the number of shares and percentage of outstanding shares of our Class A and Class B common stock beneficially owned by:

•	each of our directors, director nominees, and Named Executive Officers;
•	all of our executive officers and directors as a group; and
•	each person known to us to beneficially own 5% or more of any class of our Class A common stock or Class B common stock.

	Class A Common Stock(1)		Class B Common Stock(2)
Name and Address of Beneficial Owner(3)	Amount and Nature of Beneficial Ownership	Percent of Class(4)	Amount and Nature of Beneficial Ownership	Percent of Class(4)	% of Total Voting Power(4)
Named Executive Officers:
Eric Fuller(5)	497,023	1.4%	4,344,748	27.6%	19.5%
Eric Peterson(6)	438,778	1.2%	—	—	*
Max Fuller(7)	989,226	2.8%	8,528,428	54.3%	38.3%
Robert Pischke(8)	165,378	*	—	—	*
Cameron Ramsdell(9)	113,015	*	—	—	*
Directors and Director Nominees (Non-Officers):
Jon F. Beizer(10)	42,354	*	—	—	*
Edward “Ned” H. Braman(11)	44,354	*	—	—	*
Jennifer G. Buckner	—	—	—	—	—
Michael Ducker(12)	7,500	*	—	—	*
Dennis Nash(13)	14,354	*	—	—	*
John C. Rickel(14)	61,854	*	—	—	*
All directors and executive officers as a group (18 persons)(15)	2,759,471	7.8%	12,873,176	81.9%	58.9%
Holders of More than 5%:
Parties subject to the Voting Agreement(16)	1,597,168	4.5%	15,716,389	100.0%	70.3%
Lisa Quinn Pate(17)	110,919	*	2,843,213	18.1%	12.6%
Patrick Brian Quinn(18)	2,351,776	6.6%	—	—	2.1%
Renee Daly(19)	2,115,821	6.0%	—	—	1.9%
Aristotle Capital Boston, LLC(20)	3,545,206	10.0%	—	—	3.1%
T. Rowe Price Associates, Inc.(21)	2,090,104	5.9%	—	—	1.8%

*	Less than one percent (1%).
(1)	Class A Common Stock has one vote per share.
(2)	Class B Common Stock has five votes per share.
(3)
The business address of the directors, Named Executive Officers, and the other executive officers is 4080 Jenkins Road, Chattanooga, TN 37421. The business address of Lisa Quinn Pate is 11227 Meadowview Road, Georgetown, TN 37336. The business address of Patrick Brian Quinn is 508 Forest Avenue, Chattanooga, TN 37405. The business address of Renee Daly is 88 Devoe Ave, Yonkers, NY 10705. The business address of the remaining entities listed in the table above are as follows: (i) Aristotle Capital Boston, LLC, One Federal Street, 36th Floor, Boston, MA 02110, (ii) T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202, (iii) Barclays PLC and Barclays Bank PLC, 1 Churchill Place, London, E14 5HP, England, and (iv) Barclays Capital Inc., 745 Seventh Avenue, New York, NY 10019.

(4)
Percentage ownership and percentage total voting power is based on 35,470,522 shares of Class A common stock and 15,716,389 shares of Class B common stock. The 35,470,522 shares of Class A common stock includes (i) 34,479,315 shares of Class A common stock outstanding as of March 30, 2021, (ii) 833,262 shares of restricted Class A common stock subject to certain time vesting provisions, which carry voting rights, and (iii) 157,945 shares of Class A common stock underlying options to purchase Class A common stock that are held by persons in this table. Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class.

(5)
Includes (i) 79,319 shares of Class A common stock held directly by Mr. Eric Fuller, (ii) 320,942 shares of restricted Class A common stock held directly by Mr. Eric Fuller, (iii) 96,762 options to purchase Class A common stock held directly by Mr. Eric Fuller, (iv) 741,866 shares of Class B common stock held directly by Mr. Eric Fuller, (v) 1,993,269 shares of Class B common stock held by the Max L. Fuller 2008 Irrevocable Trust FBO William E. Fuller (the “Eric Fuller Trust”), over which Mr. Eric Fuller and his mother, Ms. Janice Fuller, are the co-trustees and have shared dispositive power and Mr. Eric Fuller has sole voting power, and (vi) 1,609,613 shares of Class B common stock held by the Max Fuller Family Limited Partnership (the “Fuller Family LP”), over which Mr. Eric Fuller serves as the managing general partner and has sole voting and dispositive power. Mr. Eric Fuller, the Eric Fuller Trust, and the Fuller Family LP are also party to a voting agreement described under footnote 16.

(6)
Includes (i) 310,159 shares of Class A Common Stock held directly by Mr. Peterson, (ii) 96,757 shares of restricted Class A common stock, and (iii) 31,862 options to purchase Class A common stock held directly by Mr. Peterson.

(7)
Includes (i) 27,695 shares of Class A common stock held directly, (ii) 89,040 shares of restricted Class A common stock held directly by Mr. Max Fuller, (iii) 29,321 options to purchase Class A common stock held directly by Mr. Max Fuller, (iv) 843,170 shares of Class A common stock held by Fuller Family Enterprises, LLC (“Fuller Family Enterprises”), over which Mr. Max Fuller and his wife, Ms. Janice Fuller, are the members and have shared dispositive power and Mr. Max Fuller has sole voting power, (v) 266,652 shares of Class B common stock held directly by Mr. Max Fuller, (vi) 2,753,926 shares of Class B common stock held by FSBSPE 1, LLC, (vii) 2,753,925 shares of Class B common stock held by FSBSPE 2, LLC, and (viii) 2,753,925 shares of Class B common stock held by FSBSPE 3, LLC. FSBSPE 1, LLC FSBSPE 2, LLC, and FSBSPE 3, LLC are wholly owned subsidiaries of Fuller Family Enterprises. In association with a loan agreement, Fuller Family Enterprises has pledged as security the equity interests in FSBSPE 1, FSBSPE 2, and FSBSPE 3. Mr. Max Fuller, Ms. Janice Fuller, and Fuller Family Enterprises are also party to a voting agreement described under footnote 16.

(8)	Includes (i) 108,098 shares of Class A Common Stock held directly by Mr. Pischke and (ii) 57,280 shares of restricted Class A common stock.
(9)	Includes (i) 75,915 shares of Class A Common Stock held directly by Mr. Ramsdell and (ii) 37,100 shares of restricted Class A common stock.
(10)	Represents 42,354 shares of Class A common stock held directly by Mr. Beizer.
(11)	Represents 44,354 shares of Class A common stock held directly by Mr. Braman.
(12)	Represents 7,500 shares of Class A common stock held directly by Mr. Ducker.
(13)	Represents 14,354 shares of Class A common stock held directly by Mr. Nash.
(14)	Represents 61,854 shares of Class A common stock held directly by Mr. Rickel.
(15)
The other executive officers are Danna Bailey, Joel Gard, Jason Grear, Justin Harness, Nathan Harwell, Jacob Lawson, and Amanda Thompson. As of March 30, 2021, Ms. Bailey beneficially owned 42,362 shares of Class A common stock, comprised of 10,849 shares held directly, 29,913 shares of restricted stock, and 1,600 shares held by Ms. Bailey’s spouse. Mr. Gard beneficially owned 46,160 shares of Class A common stock, comprised of 13,884 shares held directly and 32,276 shares of restricted stock. Mr. Grear beneficially owned 52,102 shares of Class A common stock, comprised of 25,371 shares held directly and 26,731 shares of restricted stock. Mr. Harness beneficially owned 65,656 shares of Class A common stock, comprised of 21,359 shares held directly and 44,297 shares of restricted stock. Mr. Harwell beneficially owned 46,326 shares of Class A common stock, comprised of 5,813 shares held directly and 40,513 shares of restricted stock. Mr. Lawson beneficially owned 86,991 shares of Class A common stock, comprised of 61,965 shares held directly and 25,026 shares of restricted stock. Ms. Thompson beneficially owned 46,038 shares of Class A common stock, comprised of 12,651 shares held directly and 33,387 shares of restricted stock.

(16)
Mr. Eric Fuller, the Eric Fuller Trust, the Fuller Family LP, Mr. Max Fuller, Ms. Janice Fuller, Fuller Family Enterprises, Ms. Pate, the Lisa Pate Trust, and the Quinn Family LP are parties to a voting agreement (the “Voting Agreement”). Under the Voting Agreement, each of Messrs. Eric Fuller and Max Fuller and Mses. Pate and Janice Fuller have granted a successor the right to exercise all of the voting and consent rights of all Class B common stock beneficially owned by him or her upon his or her death or incapacity. Mr. Eric Fuller and Ms. Janice Fuller have each initially designated Mr. Max Fuller as his or her proxy and Mr. Max Fuller and Ms. Pate have each initially designated Mr. Eric Fuller as his or her proxy, in each case, if and for so long as such person remains qualified. To be qualified to serve as a successor, the potential successor must both (i) be active in the management of the Company or serving on our Board at the time of and during the period of service as successor and (ii) own (or hold) shares of Class B common stock or be the beneficiary of a trust or other entity that holds Class B common stock on behalf of the potential successor at the time of and during the period of service as a successor. For each of Messrs. Eric Fuller and Max Fuller and Mses. Pate and Janice Fuller, if no successor is qualified at the time of death or incapacity, then there will be no successor under the Voting Agreement. Additionally, during the term of the Voting Agreement, any voting control Ms. Janice Fuller would otherwise have with respect to shares of Class B common stock covered by the Voting Agreement will be exercised by Mr. Max Fuller until his death or incapacity, and then will pass in the order of succession under the Voting Agreement. The Voting Agreement will continue in effect until the earliest of the following: (i) June 13, 2033, (ii) none of Messrs. Eric Fuller and Max Fuller and Mses. Pate and Janice Fuller holds Class B common stock, (iii) at such time as no individual named as a successor is qualified to be a successor, and (iv) the Voting Agreement is terminated by all parties to the Voting Agreement. The Voting Agreement includes (i) 741,866 shares of Class B common stock held directly by Mr. Eric Fuller, (ii) 1,993,269 shares of Class B common stock held by the Eric Fuller Trust, (iii) 1,609,613 shares of Class B common stock held by the Fuller Family LP, (iv) 266,652 shares of Class B common stock held directly by Mr. Max Fuller, (v) 2,753,926 shares of Class B common stock held by FSBSPE 1, LLC, (vi) 2,753,925 shares of Class B common stock held by FSBSPE 2, LLC, (vii) 2,753,925 shares of Class B common stock held by FSBSPE 3, LLC, (viii) 319,994 shares of Class B common stock held directly by Ms. Pate, (ix) 2,373,214 shares of Class B common stock held by the Anna Marie Quinn 2012 Irrevocable Trust FBO Lisa M. Pate (the “Lisa Pate Trust”), and (x) 150,005 shares of Class B common stock held by the Quinn Family LP. As a result of the Voting Agreement, Mr. Eric Fuller, the Eric Fuller Trust, the Fuller Family LP, Mr. Max Fuller, Ms. Janice Fuller, Fuller Family Enterprises, Ms. Pate, the Lisa Pate Trust, and the Quinn Family LP may be deemed to be a “group” under Section 13 of the Exchange Act. Therefore, this item also includes (i) 79,319 shares of Class A common stock held directly by Mr. Eric Fuller, (ii) 320,942 shares of restricted Class A common stock held directly by Mr. Eric Fuller, (iii) 96,762 options to purchase Class A common stock held directly by Mr. Eric Fuller, (iv) 27,695 shares of Class A common stock held directly by Mr. Max Fuller, (v) 89,040 shares of restricted Class A common stock held directly by Mr. Max Fuller, (vi) 29,321 options to purchase Class A common stock held directly by Mr. Max Fuller, (vii) 843,170 shares of Class A common stock held by Fuller Family Enterprises, and (viii) 110,919 shares of Class A common stock held directly by Ms. Pate.

(17)
Includes (i) 110,919 shares of Class A common stock held directly by Ms. Pate, (ii) 319,994 shares of Class B common stock held directly by Ms. Pate, (iii) 2,373,214 shares of Class B common stock held by the Lisa Pate Trust, over which Ms. Pate serves as the sole trustee and has sole voting and dispositive power, and (iv) 150,005 shares of Class B common stock held by Quinn Family LP, over which Ms. Pate serves as the managing general partner and has sole voting and dispositive power. Ms. Pate, the Lisa Pate Trust, and the Quinn Family LP are also party to a voting agreement described under footnote 16.

(18)
Includes (i) 2,139,536 shares of Class A common stock held by the Anna Marie Quinn 2012 Irrevocable Trust FBO Patrick Brian Quinn, over which Mr. Quinn serves as the sole trustee and has sole voting and dispositive power, as of December 31, 2020 and (ii) 212,240 shares of Class A common stock held directly by Mr. Quinn as of December 31, 2020.

(19)
Includes (i) 2,113,321 shares of Class A common stock held by the Anna Marie Quinn 2012 Irrevocable Trust FBO Renee A. Daly, over which Ms. Daly serves as the sole trustee and has sole voting and dispositive power, as of December 31, 2020 and (ii) 2,500 shares of Class A common stock held directly by Ms. Daly as of December 31, 2020.

(20)
This information is based solely on a report on Schedule 13G filed with the SEC on February 2, 2021 by Aristotle Capital Boston, LLC. Aristotle Capital Boston, LLC has sole voting power with respect to 1,980,803 shares of Class A common stock, shared voting power with respect to no shares, sole dispositive power with respect to 3,545,206 shares of Class A common stock, and shared dispositive power with respect to no shares. Information is as of December 31, 2020.

(21)
This information is based solely on a report on Schedule 13G filed with the SEC on February 16, 2021 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. has sole voting power with respect to 582,109 shares of Class A common stock, shared voting power with respect to no shares, sole dispositive power with respect to 2,090,104 shares of Class A common stock, and shared dispositive power with respect to no shares. Information is as of December 31, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our Related Party Transaction Policy (the “Policy”), our Audit Committee must review and approve all transactions between certain related parties and us. Our Executive Vice President, Chief Legal Officer, and Secretary may refer a potential Related Party Transaction to the Audit Committee as these transactions are reported to him and upon the determination by the Executive Vice President, Chief Legal Officer, and Secretary that such transaction may constitute a Related Party Transaction.

Pursuant to the Policy, our Audit Committee must review and approve in advance any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds or is expected to exceed $120,000, and in which any "related person" (as that term is defined in Instruction 1 to Item 404(a) of SEC Regulation S-K) had or will have a direct or indirect material interest, referred to as a "related party transaction."  Each director, nominee for director, and executive officer is responsible for providing prompt written notice to the Corporate General Counsel of any potential Related Party Transaction involving covered related persons. All such transactions must be reviewed and preapproved by our Audit Committee. No director may participate in any discussion or approval of a related party transaction for which he or she, or his or her relative, is a related party, but may participate in all or a portion of the Audit Committee’s discussions of the Related Party Transaction if requested by the chairperson of the Audit Committee.

The following is a description of each transaction that has occurred during 2019 and 2020, and currently proposed transaction in which:

•	we have been or are to be a participant;
•	the amount involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

DriverTech

We utilize DriverTech, a provider of onboard computers designed for in-cab use and related software for the trucking industry, to maximize communication with and training of our drivers.  As of December 31, 2020, the Company, Max Fuller, and the estate of Patrick Quinn owned approximately 20.73%, 6.00%, and 6.00%, respectively, of the outstanding stock of DriverTech. Our total payments to this provider were approximately $2.4 million in 2019 and $2.2 million in 2020.

Related Employees

We have employed Brian Quinn, brother of Ms. Pate, between 1994 and June 2019 and Carol Quinn, spouse of Mr. Brian Quinn, between 2010 and May 2019. Mr. Brian Quinn was employed as the Vice President and General Manager of International Operations and Carol Quinn served as Vice President of Risk Management. Payments to Mr. Brian Quinn and Ms. Carol Quinn totaled approximately $0.5 million and $0.1 million, respectively, in 2019. We also employed Michael White, son of John White, a former executive officer, as a Director of Brokerage Fleet Operations. Payments to Mr. Michael White totaled approximately $0.2 million in 2019.

We contract with Nancy Landreth, Max Fuller’s sister, to operate our Company merchandise stores, including purchasing Company merchandise store inventory from Ms. Landreth. We paid Ms. Landreth approximately $1.6 million in 2019 and $1.2 million in 2020, which includes purchases of Company merchandise products.

Management Agreements

We entered into agreements with Mr. Max Fuller and, prior to his death in 2011, Mr. Patrick Quinn, our co-founder, that require us to make certain payments following death or disability. Mr. Quinn’s agreement, as amended, provides for continuation of 100% of base salary ($1.0 million per year) through the fifth anniversary of his death, 50% of base salary thereafter until the seventh anniversary of his death and 25% of base salary thereafter until the tenth anniversary of his death. We paid approximately $0.25 million to Mr. Quinn’s surviving spouse under this agreement in 2019 and 2020. We received approximately $4.7 million in gross life insurance proceeds upon Mr. Quinn’s death, which included approximately $0.6 million of accumulated cash value, that partially offset payments we have made under this agreement. Mr. Max Fuller’s agreement, as amended, provides for continuation of 100% of then-current base salary for five years following the date of his death or disability, 50% of base salary thereafter until the seventh anniversary of his death and 25% of base salary thereafter until the tenth anniversary of his death. We have life insurance policies in the amount of $6.0 million on the life of Mr. Max Fuller that would partially offset this amount.

We paid $0.2 million in each of 2019 and 2020 in premiums for second-to-die life insurance policies insuring the life of Mr. Quinn’s surviving spouse. We also paid premiums for second-to-die life insurance policies insuring the lives of Mr. Max Fuller and his spouse, the payment of which is disclosed in the Summary Compensation Table. Pursuant to split-dollar agreements, the Company is entitled to receive repayment of the premiums it paid for such life insurance policies upon the death of Mr. Quinn’s surviving spouse and upon the death of the second-to-die of Mr. Max Fuller and his spouse.

Stockholders’ Agreement

We have entered into a stockholders’ agreement with certain of our stockholders who are members of the Fuller and Quinn families (or trusts for the benefit of any of them or entities owned by any of them) (as amended, the “Stockholders’ Agreement”). The Stockholders’ Agreement prohibits a party thereto from transferring its shares of our common stock, except:

•	in a registered offering;
•	in a sale pursuant to Rule 144;
•	for certain permitted transfers to specified transferees who agree to be bound by the terms of the stockholders’ agreement; and
•	in certain block sales.

The foregoing description is a summary of the material terms of the Stockholders’ Agreement. Because this description is only a summary, refer to the document in its entirety, which is an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and the amendment thereto, which is an exhibit to the Company’s Current Report on Form 8-K filed on May 31, 2019.

Registration Rights Agreement

We have entered into a registration rights agreement with certain members of the Fuller and Quinn families (or trusts for the benefit of any of them or entities owned by any of them), pursuant to which such persons are entitled to demand the registration of or the sale of certain or all of our common stock that they beneficially own (the “Registration Rights Agreement”). Among other things, under the terms of the Registration Rights Agreement:

•
if we propose to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, we will be required to use our commercially reasonable efforts to offer the other parties to the Registration Rights Agreement, if any, the opportunity to register the sale of all or part of their shares on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”); and

•
the other parties to the Registration Rights Agreement have the right, subject to certain conditions and exceptions, to request that we file registration statements with the Securities and Exchange Commission for one or more underwritten offerings of all or part of our common stock that they beneficially own and the Company is required to use commercially reasonable efforts to cause any such registration statements to be filed with the Securities and Exchange Commission and become effective.

All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of the selling stockholders, will be paid by us.  Each selling stockholder will pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such selling stockholder’s stock pursuant to any such registration.

The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter.  The Registration Rights Agreement also contains customary indemnification and contribution provisions.  The foregoing description is a summary of the material terms of the Registration Rights Agreement.  Because this description is only a summary, refer to the entire document, which is an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

PROPOSAL 2 – ADVISORY AND NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this Proxy Statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers as disclosed on pages 16 to 34. Non-binding votes to approve the compensation of our Named Executive Officers are held every year.

As described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective		How Our Executive Compensation Program Achieves This Objective
Attract and retain our Named Executive Officers	•	We provide fixed cash compensation to provide stability that allows our Named Executive Officers to focus on achievement of business objectives.
Focus and motivate our Named Executive Officers to achieve corporate annual financial goals	•	Cash bonuses for each of our Named Executive Officers are based on annual goals.
Enhance executives' incentives to increase our stock price and focus on the long-term interests of our stockholders.	•	We incorporate cash and equity compensation components into our plan to provide incentives for short-term and long-term objectives.
		o	Annual cash incentives with the majority of the payout based on targets with objective, measurable criteria keep management focused on near-term results.
		o	The equity compensation component, which for 2020 included awards of restricted stock grants, is designed to (i) utilize the stockholder-aligned retentive value of restricted stock, (ii) mitigate the impact on the share reserve given the stock price decline preceding the annual grant date, (iii) limit stockholder dilution, and (iv) encourage a long-term focus through a four-year vesting period.
	•	We attempt to keep base salaries reasonable and weight overall compensation toward incentive and equity-based compensation.
	•	We have stock retention guidelines to further align the interests of Named Executive Officers with the interests of our stockholders.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 16 of this Proxy Statement for more information on our executive compensation policies and procedures.  The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal 2:

"RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative discussion in this Proxy Statement for the Company's 2021 Annual Meeting of Stockholders."

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board.  Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.  The next “say-on-pay” vote will be held during our 2022 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Auditor

On March 10, 2020, the Audit Committee dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm.

The reports of PwC on the financial statements for the fiscal years ended December 31, 2019 and 2018 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.  During the fiscal years ended December 31, 2019 and December 31, 2018 and the subsequent interim period through March 10, 2020, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in its reports on the Company’s financial statements for such years.  During the fiscal years ended December 31, 2019 and 2018 and the subsequent interim period through March 10, 2020, there have been no reportable events (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except for the material weaknesses identified in the Company’s internal control over financial reporting related to (1) ineffective information technology controls with respect to program development, change management, computer operations, and user access to programs and data, (2) the design of controls over income tax accounting, (3) evidential matter supporting the design and implementation of controls, and (4) the control activities component of the COSO framework.  The material weaknesses described in (2), (3), and (4) were subsequently remediated as of December 31, 2019.

On March 11, 2020, the accounting firm of Grant Thornton, LLP (“GT”) was engaged by the Audit Committee as the Company’s new independent registered public accounting firm to perform independent audit services for the Company for the fiscal year ending December 31, 2020 (including with respect to the Company's quarterly periods during 2020).  The report of GT on the financial statements for the fiscal year ended December 31, 2020 was an unqualified audit opinion.  The report of GT on the Company’s internal controls over financial reporting as of December 31, 2020 expressed an unqualified opinion.  The material weakness described in (1) in the preceding paragraph was remediated as of December 31, 2020.

During the fiscal year ended December 31, 2019 and December 31, 2018 and through the subsequent interim period as of March 11, 2020, neither the Company, nor any party on behalf of the Company, consulted with GT with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered with respect to the Company's consolidated financial statements, and no written report or oral advice was provided to the Company by GT that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Principal Accountant Fees and Services

The principal independent registered public accounting firm utilized by us during 2019 was PwC and during 2020 we utilized GT.

GT and PwC billed us the following amounts for services provided in the following categories during the years ended December 31, 2020 and 2019:

	2020	2019
Audit Fees(1)	$1,343,203	$2,507,665
Audit-Related Fees(2)	—	—
Tax Fees(3)	105,519	165,263
All Other Fees(4)	—	2,783
Total	$1,448,722	$2,675,711

(1)
Audit fees consist of fees for (i) the audits of our annual financial statements included in our Annual Report on Form 10-K for 2020 and 2019 and review of the interim financial statements included in our Quarterly Reports on Form 10-Q in 2020 and 2019, and (ii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under Audit Fees.

(3)
Tax fees reflect all services, except those services specifically related to the audit of the financial statements; performed by the independent registered public accounting firm’s tax personnel. The tax fees for 2020 and 2019 primarily include services in connection with international and U.S. tax compliance matters.

(4)
All Other Fees reflect the aggregate fees billed for products and services provided by PwC, other than audit fees, audit-related fees, and tax fees.  The all other fees for 2019 were for access to research tools and subscription services of PwC.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee maintains a policy pursuant to which the Audit Committee Chair reviews all audit services and permitted non-audit services to be performed by our independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm's independence, with the Audit Committee retaining the authority to make the final decision.  Under this policy, the Audit Committee pre-approves specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by our principal independent registered public accounting firm.  Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement.  Management and the principal independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the principal independent registered public accounting firm in accordance with the annual pre-approval, and the fees for the services performed to date.  To the extent that management believes that a new service or the expansion of a current service provided by the principal independent registered public accounting firm is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the principal independent registered public accounting firm to render such services.  No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2‑01(c)(7)(i)(C), of SEC Regulation S-X during the year ended December 31, 2020.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as the Company's independent registered public accounting firm for the year ending December 31, 2021.

We are asking our stockholders to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021.  Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the ratification of Grant Thornton LLP.  Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate practice.  The Audit Committee will reconsider the appointment if not ratified. Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and to be available to respond to appropriate questions.  Grant Thornton LLP’s representative will have an opportunity to make a statement at the Annual Meeting should he or she desire to do so.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

GENERAL INFORMATION

This Notice of Meeting and Proxy Statement are furnished in connection with the solicitation of proxies from the stockholders of U.S. Xpress Enterprises, Inc., a Nevada corporation, to be voted at the Annual Meeting.  In light of the ongoing COVID-19 pandemic, to protect our stockholders and employees, the Annual Meeting will be held as an audio conference call accessible via telephone, instead of an in-person meeting, at 11:30 a.m. Eastern Daylight Time, on Wednesday, May 26, 2021, and any adjournment thereof.  The instructions for stockholders of record as of March 30, 2021, to call into the meeting are below:

•	Beginning at 11:15 a.m., up until the start time 11:30 a.m. Eastern Daylight Time, dial 1-877-423-9813 and request to join the U.S. Xpress Annual Meeting of Stockholders.
•	Stockholders should be prepared to provide their name and personal identification number (personal identification number is the Control Number as provided in the voting materials).

Proxy Materials

A Notice of Internet Availability of Proxy Materials (the “Internet Notice”) were first sent on April 16, 2021, to stockholders of record of our Class A common stock and Class B common stock at the close of business on March 30, 2021 (the “Record Date”). The Internet Notice will instruct you as to how you may access and review the proxy materials, as well as how you request a printed copy of the Proxy Statement. This Proxy Statement, the proxy card, and our Annual Report to Stockholders for the fiscal year ended December 31, 2020 (our “2020 Annual Report”), which collectively comprise our “proxy materials,” are first being made available to stockholders on April 16, 2021. Our proxy materials are also available free of charge at http://www.astproxyportal.com/ast/22219/.
Voting Requirements and Board Recommendations

Proposal Number	Description	Board Recommendation	Vote Required for Approval	Effect of Abstentions(2)	Effect of Broker Non-Vote(3)
1	Election of directors	FOR	Plurality of votes cast(1)	No effect	No effect
2	Advisory and non-binding vote to approve Named Executive Officer compensation	FOR	Majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class	Same effect as a vote “Against”	No effect
3	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2021	FOR	Majority of the voting power of the shares of Class A and Class B common stock represented at the meeting and entitled to vote, voting together as a single class	Same effect as a vote “Against”	Discretionary vote of broker

(1)
The eight director nominees receiving the highest number of votes for their election will be elected. Any incumbent director who receives a greater number of votes “withheld” from or voted “against” his or her election than are voted “for” such election (excluding abstentions and broker non-votes) shall be subject to the majority vote policy described under “Corporate Governance – The Board of Directors and Its Committees – Board of Directors – Majority Vote Policy.”

(2)	“Abstentions” (or “withhold votes” in the case of the election of directors) are shares that are entitled to vote but that are not voted at the direction of the holder.
(3)	“Broker non-votes” are shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present.  A quorum is present if the holders of a majority of the voting power of the issued and outstanding shares of stock entitled to vote are represented at the Annual Meeting by participation in the Annual Meeting teleconference or by proxy.  Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Voting by Proxy

When a proxy is executed and returned (and not revoked) prior to the Annual Meeting, the proxy will be voted according to the instructions the stockholder made when granting the proxy.  Unless otherwise specified or if no choice is indicated on a proxy, all proxies received pursuant to this solicitation will be voted in accordance with the recommendations by our Board.

If you do not provide voting instructions on Proposals 1, 2, or 3 or for any other matters properly presented at the Annual Meeting, your proxy also gives such persons the discretionary authority to vote your shares represented thereby as recommended above by the Board and in accordance with any such person's best judgment.  In the event any director nominee becomes unwilling or unable to serve as a director prior to the vote on Proposal 1 at the Annual Meeting, the shares represented by your proxy will be voted for any substitute nominee designated by the Board, unless you expressly withhold authority to vote your shares for the unavailable nominee or substitute nominee. None of the proposals discussed in this Proxy Statement that are intended to be acted upon at the Annual Meeting are related to or conditioned upon the approval of any other matters.

Record Date and Voting Rights

The Record Date for the Annual Meeting is March 30, 2021.  Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting, either by voting during the Annual Meeting teleconference or by valid proxy.  Holders of Class A common stock are entitled to one vote for each share held.  Holders of Class B common stock are entitled to five votes for each share held.  If any person other than Messrs. Max Fuller and Eric Fuller and Ms. Lisa Quinn Pate (collectively, the “Qualifying Stockholders”) (or certain trusts for the benefit of any of them or their family members or certain entities owned by any of them or their family members) obtains beneficial ownership of shares of Class B common stock, then such shares of Class B common stock will immediately and automatically convert into shares of Class A common stock on a one-for-one basis.  Additionally, each share of Class B common stock immediately and automatically converts into an equal number of shares of Class A common stock on the last day of the first calendar quarter during which the outstanding shares of Class B common stock shall constitute less than ten percent of all of our outstanding common stock.  After the conversion of shares of Class B common stock into shares of Class A common stock under the occurrence of either event described above, the holders of such converted shares will be entitled to one vote per share.  The Class A common stock and Class B common stock vote together as a single class, except as otherwise required by applicable law and except that a separate vote of the holders of Class B common stock is required for: any amendment of our Third Amended and Restated Articles of Incorporation or Bylaws that modifies the voting, conversion, or other powers, preferences, other special rights or privileges, or restrictions of the Class B common stock; or any reclassification of outstanding shares of Class A common stock into shares having rights as to dividends or liquidation that are senior to the Class B common stock or the right to more than one vote for each share thereof.  We have no other class of stock outstanding.  Holders of Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors.  On the Record Date, the closing market price of our Class A common stock as reported on The New York Stock Exchange was $11.88 per share.

On the Record Date, there were issued and outstanding (i) 35,312,577 shares of Class A common stock (including 833,262 shares of restricted Class A common stock subject to certain time vesting provisions, which carry voting rights), entitled to cast an aggregate 35,312,577 votes on all matters subject to a vote at the Annual Meeting and (ii) 15,716,389 shares of Class B common stock, entitled to cast an aggregate 78,581,945 votes on all matters subject to a vote at the Annual Meeting.  The total number of shares of our Class A common stock and Class B common stock issued and outstanding on the Record Date was approximately 51,028,966 and the holders of such shares are entitled to cast an aggregate of 113,894,522 votes on all matters subject to a vote at the Annual Meeting.  The Inspector of Elections will tabulate votes cast at the Annual Meeting, and the results of all items voted upon will be announced at the Annual Meeting.  We will also disclose the final voting results in a Current Report on Form 8-K filed with the SEC in accordance with SEC rules.

Voting Instructions

Your type of stock ownership determines the method by which you may vote your shares.  If your shares are registered directly in your name in the stock register and stock transfer books of the Company or with our transfer agent (American Stock Transfer & Trust Company, LLC), you are a "registered holder" and considered the stockholder of record with respect to those shares.  If you hold your shares through a broker, rather than holding shares registered directly in your name, you are considered a "beneficial owner" of shares held in street name.  Beneficial owners have the right to instruct their broker how to vote the shares held in their account.

If you are a registered holder of record of our Class A common stock, you may vote your shares either:

•	over the telephone by calling a toll-free number;
•	by using the Internet and visiting the designated website;
•	by mailing your proxy card; or
•	by voting during the Annual Meeting teleconference.

Registered holders of our Class B stock may vote either:

•	by mailing your proxy card; or
•	by voting during the Annual Meeting teleconference.

For 2021, we have arranged for telephone and Internet-voting procedures to be used.  These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly.  If you choose to vote by telephone or by using the Internet by accessing the designated website, please refer to the specific instructions on the proxy card.  The deadline for voting by telephone or the Internet is 11:59 p.m. Eastern Daylight Time on Tuesday, May 25, 2021.  If you wish to vote using the proxy card, please complete, sign, and date your proxy card and return it to us before the Annual Meeting.

Beneficial owners who hold their shares in street name will need to obtain a voting instruction form from the broker or institution that holds their stock and must follow the voting instructions given by that broker or institution. If you do not provide voting instructions to your broker, whether your shares can be voted on your behalf depends on the type of item being considered for vote. Under NYSE rules, brokers are permitted to exercise discretionary voting authority only on “routine” matters. Therefore, your broker may vote on Proposal 3 (“Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2021”) even if you do not provide voting instructions, because it is considered a routine matter. Your broker is not permitted to vote on the other Proposals if you do not provide voting instructions because those items involve matters that are considered non-routine. A beneficial owner of shares may not vote during the Annual Meeting teleconference unless they obtain from their broker or institution a legal proxy that gives them the right to vote the shares.

Changing Your Vote

Returning a proxy card now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so.  Stockholders who execute and return proxies may revoke them at any time before they are exercised during the call to vote by either:

•	giving written notice of their revocation to our Executive Vice President, Chief Legal Officer, and Secretary at our principal executive office address;
•	executing a subsequent proxy and delivering it to our Executive Vice President, Chief Legal Officer, and Secretary;
•	re-voting by telephone or Internet; or
•	by voting during the Annual Meeting teleconference.

Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal, and we will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding common stock.  Proxies will be solicited by mail, and may be solicited personally by directors, officers, and our regular employees, who will not receive any additional compensation for any such services.

Stockholder Proposals

To be eligible for inclusion in our proxy materials relating to our 2022 Annual Meeting of Stockholders, stockholder proposals intended to be presented at that meeting must be in writing and received by us at our principal executive office on or before December 17, 2021.  However, if the date of the 2022 Annual Meeting of Stockholders is more than 30 days before or after May 26, 2022, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2022 Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials.  The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a‑8.

If, pursuant to our Bylaws, any stockholder intends to present a proposal at the 2022 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than January 26, 2022 and no later than February 25, 2022. Any notice received prior to January 26, 2022 or after February 25, 2022 is untimely. However, if the date of the 2022 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after May 26, 2022, notice by the stockholder in order to be timely must be received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Proposals must concern a matter that may be properly considered and acted upon at the Annual Meeting of Stockholders in accordance with applicable laws and regulations and our Bylaws, committee charters and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these requirements.

Additionally, our stockholders who meet the requirements set forth in our Bylaws may submit director nominations for inclusion in the proxy materials. Such nominations for the 2022 Annual Meeting must be received by the Company no earlier than November 17, 2021 and no later than December 17, 2021. Any nomination received prior to November 17, 2021 or after December 17, 2021 is untimely. However, if the date of the 2022 Annual Meeting of Stockholders is more than 30 days before or 30 days after May 26, 2022, such nominations in order to be timely must be received no later than the close of business on the later of the 180th day prior such annual meeting date or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Written copies of all stockholder proposals should be addressed and sent to Nathan Harwell, Executive Vice President, Chief Legal Officer, and Secretary; U.S. Xpress Enterprises, Inc.; 4080 Jenkins Road; Chattanooga, Tennessee 37421.  Stockholder proposals must comply with the rules and regulations of the SEC.

OTHER MATTERS

As of the mailing date of this Proxy Statement, the Board does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.  As to other business (if any) that may properly be brought before the Annual Meeting, we intend that proxies solicited by the Board will be voted in accordance with the best judgment of those voting the proxies.

U.S. Xpress Enterprises, Inc.
/s/ Max Fuller
Max Fuller
Executive Chairman of the Board
April 16, 2021

ANNUAL MEETING OF STOCKHOLDERS OF U.S. XPRESS ENTERPRISES, INC. May 26, 2021 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste.  Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy card, and Annual Report are available at – http://www.astproxyportal.com/ast/22219/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided.  20833000000000001000 0 05621 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK SHOWN HERE X 1. Election of Directors: FOR ALL NOMINEES. WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Jon F. Beizer Edward “Ned” H. Braman Jennifer G. Buckner Michael L. Ducker Eric Fuller Max Fuller Dennis A. Nash John C. Rickel INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you with to withhold, as show here: 2. Advisory and non-binding vote to approve Named Executive Officer compensation FOR AGAINST ABSTAIN 3. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2021. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder.  If no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.  MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.  To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.  Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by the duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

U.S. XPRESS ENTERPRISES, INC. Proxy for Annual Meeting of Stockholders on May 26, 2021 Solicited on Behalf of the Board of Directors  The undersigned hereby appoints Eric Fuller, Eric Peterson, and Max Fuller, or any of them, with full power of substitution and power to act alone, as proxies to vote all of the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of U.S. XPRESS ENTERPRISES, INC., to be held on May 26, 2021 11:30 a.m., Eastern Daylight Time, and at any adjournments or postponements thereof.  The undersigned may call into the Annual Meeting of Stockholders by dialing 1-877-423-9813 and requesting to join the U.S. Xpress Annual Meeting of Stockholders, beginning at 11:15 a.m., up until the start time of 11:30 a.m. Eastern Daylight Time.  The undersigned should be prepared to provide their name and personal identification number.  (Continued and to be signed on the reverse side) 1.1 14475